Exhibit 99.2

NYSE EURONEXT

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DESCRIPTION	PAGE
Management’s Report on Internal Control over Financial Reporting	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Statements of Financial Condition as of December 31, 2012 and 2011	F-4
Consolidated Statements of Operations for the Years Ended December 31, 2012, 2011 and 2010	F-5
Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2012, 2011 and 2010	F-6
Consolidated Statements of Changes in Equity, Accumulated Other Comprehensive Income (Loss) and Redeemable Non-Controlling Interest for the Years Ended December 31, 2012, 2011 and 2010	F-8
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012, 2011 and 2010	F-9
Notes to the Consolidated Financial Statements	F-43
Condensed Consolidated Statements of Financial Condition (Unaudited) as of June 30, 2013	F-44
Condensed Consolidated Statements of Operations (Unaudited) for the six months and three months ended June 30, 2013 and 2012	F-45
Condensed Consolidated Statements of Comprehensive Income (Unaudited) for the six months and three months ended June 30, 2013 and 2012	F-46
Condensed Consolidated Statements of Cash Flows (Unaudited) for the six months and three months ended June 30, 2013 and 2012	F-47
Notes to Condensed Consolidated Financial Statements	F-48

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of NYSE Euronext is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

As of December 31, 2012, management conducted an assessment of the effectiveness of NYSE Euronext’s internal control over financial reporting based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has concluded that NYSE Euronext’s internal control over financial reporting as of December 31, 2012 was effective.

The effectiveness of NYSE Euronext’s internal control over financial reporting as of December 31, 2012 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of NYSE Euronext:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of NYSE Euronext and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections’ of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2013

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In millions, except per share data)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$337	$396
Financial investments	43	36
Accounts receivable, net	405	497
Deferred income taxes	67	108
Other current assets	156	152

Total current assets	1,008	1,189
Property and equipment, net	948	963
Goodwill	4,163	4,027
Other intangible assets, net	5,783	5,697
Deferred income taxes	74	594
Other assets	580	637

Total assets	$12,556	$13,107

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$725	$836
Related party payable	—	40
Section 31 fees payable	99	116
Deferred revenue	138	130
Short term debt	454	39
Deferred income taxes	—	23

Total current liabilities	1,416	1,184
Long term debt	2,055	2,036
Deferred income taxes	1,435	1,900
Accrued employee benefits	602	620
Deferred revenue	378	371
Related party payable	—	37
Other liabilities	27	26

Total liabilities	5,913	6,174

Commitments and contingencies
Redeemable noncontrolling interest	274	295

Equity
NYSE Euronext stockholders’ equity:
Common stock, $0.01 par value, 800 shares authorized; 278 and 277 shares issued; 242 and 258 shares outstanding	3	3
Common stock held in treasury, at cost; 36 and 19 shares	(968)	(516)
Additional paid-in capital	7,939	7,982
Retained earnings	569	518
Accumulated other comprehensive loss	(1,198)	(1,406)

Total NYSE Euronext stockholders’ equity	6,345	6,581
Noncontrolling interest	24	57

Total equity	6,369	6,638

Total liabilities and equity	$12,556	$13,107

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended December 31,
	2012	2011	2010
Revenues
Transaction and clearing fees	$2,393	$3,162	$3,128
Market data	348	371	373
Listing	448	446	422
Technology services	341	358	318
Other revenues	219	215	184

Total revenues	3,749	4,552	4,425
Transaction-based expenses:
Section 31 fees	301	371	315
Liquidity payments, routing and clearing	1,124	1,509	1,599

Total revenues, less transaction-based expenses	2,324	2,672	2,511

Other operating expenses:
Compensation	601	638	613
Depreciation and amortization	260	280	281
Systems and communications	176	188	206
Professional services	299	299	282
Selling, general and administrative	245	303	296
Merger expenses and exit costs	134	114	88

Total other operating expenses	1,715	1,822	1,766

Operating income	609	850	745
Interest expense	(140)	(123)	(111)
Interest and investment income	4	7	3
Loss from associates	(8)	(9)	(6)
Other income	5	—	55

Income before income taxes	470	725	686
Income tax provision	(105)	(122)	(128)

Net income	365	603	558
Net (income) loss attributable to noncontrolling interest	(17)	16	19

Net income attributable to NYSE Euronext	$348	$619	$577

Basic earnings per share attributable to NYSE Euronext	$1.39	$2.37	$2.21
Diluted earnings per share attributable to NYSE Euronext	$1.39	$2.36	$2.20
Basic weighted average shares outstanding	250	261	261
Diluted weighted average shares outstanding	250	263	262
Dividend per share	$1.20	$1.20	$1.20

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Year Ended December 31,
	2012	2011	2010
Net income	$365	$603	$558
Foreign currency translation, after impact of net investment hedge gain (loss) of $(28), $5, and ($8) and taxes of $11, ($2) and $3, respectively	219	(133)	(365)
Change in market value adjustments of available-for-sale securities, net of taxes of $(5), $0 and $(2)	17	2	(3)
Employee benefit plan adjustments:
Net losses, net of taxes of $20, $77 and $2	(29)	(96)	(2)
Amortization of prior service costs/gains (losses), net of taxes of $1, $2 and $0	1	4	—

Total comprehensive income	573	380	188
Less: comprehensive income (loss) attributable to noncontrolling interest	(1)	(2)	3

Comprehensive income attributable to NYSE Euronext	$574	$382	$185

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY,

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

AND REDEEMABLE NON-CONTROLLING INTEREST

(in millions)

	NYSE Euronext Stockholders’ Equity
	Common Stock Shares	Par Value	Treasury Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Equity	Redeemable Non- controlling Interest(1)	Net Income
Balance as of December 31, 2009	275	$3	$(416)	$8,209	$(112)	$(813)	$64	$6,935	$—
Comprehensive loss:
Net income	—	—	—	—	577	—	(19)	558	—	558
Other comprehensive loss	—	—	—	—	—	(370)	(3)	(373)	—
Proceeds from sale of non-controlling interest	—	—	—	—	—	—	6	6	—
Employee stock transactions	1	—	—	31	—	—	—	31	—
Dividends	—	—	—	(60)	(253)	—	—	(313)	—

Balance as of December 31, 2010	276	$3	$(416)	$8,180	$212	$(1,183)	$48	$6,844	—
Comprehensive loss:
Net income	—	—	—	—	619	—	(36)	583	20	603
Other comprehensive income	—	—	—	—	—	(223)	2	(221)	—
Net proceeds from redeemable non-controlling interest	—	—	—	—	—	—	—	—	20
Proceeds from sale of non-controlling interest	—	—	—	—	—	—	17	17	—
NYSE Blue formation	—	—	—	20	—	—	26	46	—
Adjustment to redemption value of redeemable non-controlling interest	—	—	—	(255)	—	—	—	(255)	255
Issuance of shares in connection with sale of Amex building	—	—	—	12	—	—	—	12	—
Employee stock transactions	1	—	—	25	—	—	—	25	—
Transactions in own shares	—	—	(100)	—	—	—	—	(100)	—
Dividends	—	—	—	—	(313)	—	—	(313)	—

Balance as of December 31, 2011	277	$3	$(516)	$7,982	$518	$(1,406)	$57	$6,638	$295
Comprehensive loss:
Net income	—	—	—	—	348	—	(14)	334	31	365
Other comprehensive income	—	—	—	—	—	208	1	209	—
Distribution to equity partners	—	—	—	—	—	—	—	—	(21)
Redemption of equity holders’ put option	—	—	—	—	—	—	—	—	(29)
Proceeds from sale of non-controlling interest	—	—	—	—	—	—	1	1	—
NYSE Blue divestiture	—	—	—	(18)	—	—	(21)	(39)	—
Adjustment to redemption value of redeemable non-controlling interest	—	—	—	2	—	—	—	2	(2)
Employee stock transactions, net of reclassification of certain restricted equity awards to liability	1	—	—	(27)	—	—	—	(27)	—
Transactions in own shares	—	—	(452)	—	—	—	—	(452)	—
Dividends	—	—	—	—	(297)	—	—	(297)	—

Balance as of December 31, 2012	278	$3	$(968)	$7,939	$569	$(1,198)	$24	$6,369	$274

1.	As of December 31, 2012, a portion of net income attributable to NYSE Euronext was included in redeemable non-controlling interest on the consolidated statement of financial condition. See also Note 3 for a discussion of NYSE Amex Options.

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY,

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

AND REDEEMABLE NON-CONTROLLING INTEREST—(Continued)

(in millions)

Accumulated other comprehensive income (loss) was as follows:

	December 31,
	2012	2011	2010
Market value adjustments of available-for-sale securities	$15	$(2)	$(4)
Foreign currency translation	(916)	(1,135)	(1,002)
Employee benefit plan adjustments	(297)	(269)	(177)

	$(1,198)	$(1,406)	$(1,183)

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$365	$603	$558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	261	286	307
Deferred income taxes	48	(52)	(60)
Deferred revenue amortization	(96)	(94)	(88)
Stock-based compensation	51	40	38
Gain on sale of equity investments and businesses	—	—	(56)
Other non-cash items	21	11	7
Change in operating assets and liabilities:
Accounts receivable, net	86	45	86
Other assets	74	(32)	(41)
Accounts payable, accrued expenses, and Section 31 fees payable	(267)	43	(171)
Related party payable	—	(40)	(40)
Deferred revenue	97	82	46
Accrued employee benefits	(5)	108	1

Net cash provided by operating activities	635	1,000	587
Cash flows from investing activities:
Sales of short term financial investments	691	971	487
Purchases of short term financial investments	(697)	(965)	(472)
Purchases of equity investments and businesses, net of cash acquired	(151)	(43)	(9)
Sale of equity investments and businesses	—	34	175
Purchases of property and equipment	(191)	(170)	(305)
Other investing activities	23	(25)	(2)

Net cash used in investing activities	(325)	(198)	(126)
Cash flows from financing activities:
Proceeds from long-term borrowings	843	—	—
Repayments of long-term borrowings	(463)	—	—
Commercial paper borrowings (repayments), net	—	(343)	(222)
Dividends to shareholders	(297)	(313)	(313)
Purchases of treasury stock	(452)	(100)	—
Proceeds from sale of non-controlling interest	1	17	6
Proceeds from redeemable non-controlling interest	—	20	—
Employee stock transactions and other	(29)	2	(4)

Net cash used in financing activities	(397)	(717)	(533)
Effects of exchange rate changes on cash and cash equivalents	28	(16)	(24)

Net (decrease) increase in cash and cash equivalents for the period	(59)	69	(96)
Cash and cash equivalents at beginning of period	396	327	423

Cash and cash equivalents at end of period	$337	$396	$327

Supplemental disclosures:
Cash paid for income taxes	$92	$25	$72
Cash paid for interest	140	123	115
Non-cash investing and financing activities:
Acquisition of APX	$—	$40	$—
Issuance of shares in connection with the sale of American Stock Exchange building	—	12	—

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

Notes to Consolidated Financial Statements

Note 1—Description of Business

NYSE Euronext is a holding company that, through its subsidiaries, operates the following securities exchanges: the New York Stock Exchange (“NYSE”), NYSE Arca, Inc. (“NYSE Arca”) and NYSE MKT LLC (“NYSE MKT”) in the United States and the European-based exchanges that comprise Euronext N.V. (“Euronext”)-the London, Paris, Amsterdam, Brussels and Lisbon stock exchanges, as well as the derivatives markets in London, Paris, Amsterdam, Brussels and Lisbon (collectively, “NYSE Liffe”) and the U.S. futures market, NYSE Liffe US, LLC (“NYSE Liffe US”). NYSE Euronext is a global markets operator and provider of securities listing, trading, market data products, and software and technology services. We also provide critical technology infrastructure around the world to our clients and exchange partners including co-location services, connectivity, trading platforms and market data content and services. NYSE Euronext was formed in connection with the April 4, 2007 combination of NYSE Group (which was formed in connection with the March 7, 2006 merger of the NYSE and Archipelago) and Euronext. NYSE Euronext common stock is dually listed on the NYSE and Euronext Paris under the symbol “NYX.”

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of NYSE Euronext and all other entities in which NYSE Euronext has a controlling financial interest. When NYSE Euronext does not have a controlling financial interest in an entity but exercises significant influence over the entity’s operating and financial policies, such investment is accounted for using the equity method.

Intercompany transactions and balances have been eliminated. We made certain reclassifications to our prior year consolidated financial statements to conform to our 2012 presentation.

The consolidated financial statements reflect an adjustment recorded by the Company to correct for the previous mischaracterization of restricted stock awards granted in 2010, 2011 and 2012. This adjustment resulted in a reclassification of approximately $54 million in restricted stock awards previously classified as equity (and recorded as additional paid-in capital) to a $57 million liability, with a cumulative pre-tax charge of approximately $3 million to compensation expense. The impact of this adjustment for the fourth quarter of 2012 was an out-of-period pre-tax benefit of approximately $7 million. The consolidated financial statements also reflect the correct classification of deferred taxes by jurisdiction on a net basis in the consolidated statement of financial condition as of December 31, 2012. These deferred tax positions were presented on a gross basis as of December 31, 2011. Management has evaluated the impact of the errors and determined that they were not material to any prior periods and that the cumulative amount to correct the errors is not material to the results of operations for the year ended December 31, 2012. As a result, the Company recorded the cumulative effect of the restricted stock award adjustment during the three months ended December 31, 2012 and classified the deferred taxes on a net basis as of December 31, 2012.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of these consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could be materially different from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are composed of cash and highly liquid investments with an original maturity of three months or less.

Revenue Recognition

Cash trading fees are paid by organizations based on their trading activity. Fees are assessed on a per share basis for trading in equity securities. The fees are applicable to all transactions that take place on any of the NYSE Euronext trading venues, and the fees vary, based on the size, type of trade that is consummated and trading venue. Our U.S. securities exchanges earn transaction fees for customer orders of equity securities matched internally, as well as for customer orders routed to other exchanges. Euronext earns transaction fees for customer orders of equity, debt securities and other cash instruments on Euronext’s cash markets. Cash trading fees are recognized as earned.

Derivative trading and clearing fees are paid by organizations based on their trading activity. Fees are assessed on a fixed per-contract basis for the (i) execution of trades of derivative contracts on Euronext’s derivatives markets in London, Paris, Amsterdam, Brussels, Lisbon and on NYSE Liffe US, (ii) execution and clearing of contracts traded on LIFFE Administration and Management, and (iii) execution of options contracts traded on NYSE Arca Options and NYSE Amex Options. In some cases, these fees are subjected to caps. Derivative trading and clearing fees are recognized as earned.

Listing fees consist of original listing fees paid by issuers to list securities on the various cash markets, annual fees paid by companies whose financial instruments are listed on the cash markets, and fees related to other corporate actions (including stock splits, sales of additional securities and merger and acquisitions). Original listing fees are assessed primarily based on the number of shares that the issuer initially lists. Original listing fees are recognized on a straight-line basis over estimated service periods determined based on trading venues ranging from 5 to 10 years. Annual listing fees are recognized on a pro rata basis over the calendar year. Unamortized balances are recorded as deferred revenue on the consolidated statements of financial condition.

In the U.S., NYSE Euronext collects market data revenues principally for consortium-based data products and, to a lesser extent, for NYSE proprietary data products. Consortium-based data fees are determined by securities industry plans. Consortium-based data revenues that coordinated market data distribution generates (net of administration costs) are distributed to participating markets on the basis of the Regulation NMS formula. In Europe, Euronext charges a variety of users, primarily end-users, for the use of Euronext’s real-time and proprietary market services. Euronext also collects annual license fees from vendors for the right to distribute Euronext data to third parties and a service fee from vendors for direct connection to market data. These fees are recognized as services are rendered.

Technology services revenues are generated primarily from connectivity services related to the SFTI and FIX networks, software license and maintenance fees, and strategic consulting services. Colocation revenue is recognized monthly over the life of the contract. Software license revenue other than customer-specific is recorded at the time of sale, and maintenance contracts are recognized monthly over the life of the maintenance term. Expert consulting services are offered for customization or installation of the software and for general advisory services. Consulting revenue is generally billed in arrears on a time and materials basis, although customers sometimes prepay for blocks of consulting services in bulk. Customer specific software license revenue is recognized at the time of client acceptance. NYSE Euronext records revenues from subscription agreements on a pro rata basis over the life of the subscription agreements. The unrealized portions of invoiced subscription fees, maintenance fees and prepaid consulting fees are recorded as deferred revenue on the consolidated statements of financial condition.

Other revenues consist of regulatory fees charged to member organizations of our U.S. markets, trading license fees, facility and other fees provided to specialists, brokers and clerks physically located on the U.S. markets that enable them to engage in the purchase and sale of securities on the trading floor, and clearance and settlement activities derived from certain European venues. License fees are recognized on a pro-rata basis over the calendar year. All other fees are recognized when services are rendered.

Currency Translation

NYSE Euronext’s functional and reporting currency is the U.S. dollar. Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the consolidated statement of financial condition, and revenues and expenses are translated at average rates of exchange throughout the year. NYSE Euronext seeks to reduce its net investment exposure to fluctuations in foreign exchange rates through the use of foreign currency-denominated debt.

Hedging Activity

NYSE Euronext uses derivative instruments to limit exposure to changes in foreign currency exchange rates and interest rates. NYSE Euronext accounts for derivatives pursuant to the Derivatives and Hedging Topic of the Codification. The Derivatives and Hedging Topic establishes accounting and reporting standards for derivative instruments and requires that all derivatives be recorded at fair value on the consolidated statement of financial condition. Changes in the fair value of derivative financial instruments are either recognized in other comprehensive income or net income depending on whether the derivative is being used to hedge changes in cash flows or changes in fair value. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from instruments designated as net investment hedges are classified as financing activities.

Financial Investments

NYSE Euronext’s financial investments generally are classified as available-for-sale securities and are carried at fair value as of trade date with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income. Interest income on debt securities, bank deposits and other interest rate investments, including amortization of premiums and accretion of discounts, is accrued and recognized over the life of the investment. The specific identification method is used to determine realized gains and losses on sales of investments, which are reported in interest and investment income in the consolidated statements of operations.

NYSE Euronext regularly reviews its investments to determine whether a decline in fair value below the cost basis is other-than-temporary. If events and circumstances indicate that a decline in the value of the assets has occurred and is deemed to be other-than-temporary, the carrying value of the security is reduced to its fair value and a corresponding impairment is charged to earnings.

Fair Value Measurements

NYSE Euronext accounts for certain financial instruments at fair value, including available-for-sale instruments, derivative instruments and certain debt instruments pursuant to the Fair Value Measurements and Disclosures Topic of the Codification. The Fair Value Measurements and Disclosures Topic defines fair value, establishes a fair value hierarchy on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of financial instruments may be determined using various techniques that involve some level of estimation and judgment, the degree of which is dependent on the price transparency and the complexity of the instruments.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level that management believes to be sufficient to absorb probable losses in NYSE Euronext’s accounts receivable portfolio. The allowance is based on several factors, including a continuous assessment of the collectability of each account. In circumstances where a specific customer’s inability to meet its financial obligations is known, NYSE Euronext records a specific provision for bad debts against amounts due to reduce the receivable to the amount it reasonably believes will be collected.

The concentration of risk on accounts receivable is mitigated by the large number of entities comprising NYSE Euronext’s customer base. The following is a summary of the allowance for doubtful accounts, utilization and additional provisions (in millions):

	Year Ended December 31,
	2012	2011	2010
Beginning balance	$26	$24	$25
Additions
Charges to income	9	6	6
Write-offs	(8)	(4)	(7)
Currency translation and other	—	—	—

Ending balance	$27	$26	$24

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation of assets is provided using the straight-line method of depreciation over the estimated useful lives of the assets, which generally range from 3 to 20 years. Interest associated with long-term construction projects is capitalized and amortized over the same method and useful life as the underlying asset. Leasehold improvements are amortized using the straight-line method over the term of the lease or the estimated useful lives of the assets, whichever is shorter.

NYSE Euronext accounts for software development costs pursuant to Subtopic 10 of the Intangibles-Goodwill and Other of the Codification. NYSE Euronext expenses software development costs incurred during the preliminary project stage, while it capitalizes costs incurred during the application development stage, which includes design, coding, installation and testing activities. Costs that are related to the development of licenses marketed to external customers are capitalized after technological feasibility has been established. Amortization of capitalized software development costs is computed on a straight-line basis over the software’s estimated useful life, which is applied over periods ranging from 3 to 5 years.

Expenditures for repairs and maintenance are charged to operations in the period incurred.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of a business acquired. NYSE Euronext reviews the carrying value of goodwill for impairment at least annually based upon the estimated fair value of NYSE Euronext’s reporting units. An impairment loss is triggered if the estimated fair value of a reporting unit, which is a component one level below NYSE Euronext’s three reportable segments, is less than its estimated net book value. Such loss is calculated as the difference between the estimated fair value of goodwill and its carrying value. Should the review indicate that goodwill is impaired, NYSE Euronext’s goodwill would be reduced by the impairment loss.

Intangible assets are amortized on a straight-line basis over their estimated useful lives. When certain events or changes in operating conditions occur, an impairment assessment would be performed and lives of intangible assets with determinable lives would be adjusted. Intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the estimated discounted cash flows relating to the asset or asset group is less than the corresponding carrying value. For purposes of performing the impairment test, fair values are determined using a discounted cash flow methodology. This requires significant judgments including estimation of future cash flows, which, among other factors, is dependent on internal forecasts, estimation of the long-term rate of growth for businesses, and determination of weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill and other intangible impairment for each reporting unit.

For the years ended December 31, 2012, 2011 and 2010, we did not record any material impairment charges.

Activity Assessment Fees and Section 31 Fees

NYSE Euronext pays the Securities Exchange Commission (the “SEC”) fees pursuant to Section 31 of the Exchange Act for transactions executed on the U.S. exchanges. These Section 31 fees are designed to recover the costs to the government of supervision and regulation of securities markets and securities professionals. NYSE Euronext, in turn, collects activity assessment fees, which are included in transaction and clearing fees in our consolidated statements of operations, from member organizations clearing or settling trades on the NYSE, NYSE MKT and NYSE Arca and recognizes these amounts when invoiced. Fees received are included in cash at the time of receipt and, as required by law, the amount due to the SEC is remitted semiannually and recorded as an accrued liability until paid. The activity assessment fees are designed so that they are equal to the Section 31 fees. As a result, neither the size of Section 31 fees nor the size of activity assessment fees has an impact on NYSE Euronext’s net income.

Accrued Employee Benefits

NYSE Euronext accounts for defined benefit pension and other postretirement benefit plans (collectively “benefit plans”) in accordance with the Compensation-Retirement Benefits Topic of the Codification. The Compensation-Retirement Benefits Topic requires plan sponsors of benefit plans to recognize the funded status of their benefit plans in the consolidated statement of financial condition, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end consolidated statement of financial position, and provide additional disclosures.

Benefit plan costs and liabilities are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, health care cost trend rates, benefits earned, interest cost, expected return on assets, mortality rates and other factors. Actual results that differ from the assumptions are accumulated and amortized over the future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect NYSE Euronext’s pension and other post-retirement obligations and future expense.

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees. NYSE Euronext issues both equity classified and liability classified restricted as well as performance stock unit awards. The liability awards will be paid in cash upon vesting and are measured at their fair value at the end of each reporting period and, therefore, fluctuate based on the performance of NYSE Euronext common stock price. The equity awards will be paid in NYSE Euronext shares of common stock upon vesting and are measured using the grant date fair value of NYSE Euronext common stock price. NYSE Euronext estimates an expected forfeiture rate while recognizing the expense associated with these awards and amortizes such expense on a graded basis over the vesting period.

Comprehensive Income

Other comprehensive income includes changes in unrealized gains and losses on financial instruments classified as available-for-sale, foreign currency translation adjustments and amortization of the difference in the projected benefit obligation and the accumulated benefit obligation associated with benefit plan liabilities, net of tax.

Income Taxes

NYSE Euronext records income taxes using the asset and liability method, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.

Deferred income taxes are provided for the estimated income tax effect of temporary differences between financial and tax bases in assets and liabilities. Deferred tax assets are also provided for certain tax carryforwards. A valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NYSE Euronext is subject to numerous domestic and foreign jurisdictions primarily based on its operations in these jurisdictions. Significant judgment is required in assessing the future tax consequences of events that have been recognized in NYSE Euronext’s financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could have material impact on NYSE Euronext’s financial position or results of operations.

NYSE Euronext determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition criteria, the position is measured to determine the amount of benefit to be recognized in the financial statements.

Recently Issued Accounting Guidance

The FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, which amends certain provisions in the Subtopic 350-30 in the Intangibles - Goodwill and Other Topic of the Codification. The FASB issued ASU 2012-02 in response to feedback on ASU 2011-08 which amended the goodwill impairment testing requirements by allowing an entity to perform a qualitative impairment assessment before proceeding to the two-step impairment test. Similarly, under ASU 2012-02, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. If the entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is not more likely than not (i.e., a likelihood of more than 50 percent) impaired, the entity would not need to calculate the fair value of the asset. This ASU does not revise the requirement to test indefinite-lived intangible assets annually for impairment. In addition, this ASU does not amend the requirement to test these assets for impairment between annual tests if there is a change in events or circumstances; however, it does revise the examples of events and circumstances that an entity should consider in interim periods. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. We do not believe that this will have a significant impact on our financial statements.

On February 5, 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which amends certain provisions in the Subtopic 220-10 in the Comprehensive Income Topic of the Codification. The amendments in ASU 2013-02 add new disclosure requirements for items reclassified out of accumulated other comprehensive income (“AOCI”). The ASU 2013-02 requires entities to disclose additional information about reclassification adjustments, including (1) changes in AOCI balances by components and (2) significant items reclassified out of AOCI. These reclassifications can be presented in either before tax or net-of-tax as long as an entity presents the income tax benefit or expense attributable to each component of other comprehensive income (“OCI”) and reclassification adjustments in either the financial statements or the notes to the financial statements as required by ASC 220-10-45-12. The ASU 2013-02 is intended to help entities improve the transparency of changes in OCI and items reclassified out of AOCI in the financial statements. It does not amend any existing requirements for reporting net income or OCI in the financial statements. These new disclosure requirements are effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of ASU 2013-02 will not have a significant impact on our financial statements.

Note 3—Strategic Investments and Divestitures

Business Combination

On December 20, 2012, NYSE Euronext announced a definitive agreement for Intercontinental Exchange Group (“ICE”) to acquire NYSE Euronext in a stock-and-cash transaction. The acquisition combines two leading exchange groups to create a premier global exchange operator diversified across markets including agricultural and energy commodities, credit derivatives, equities and equity derivatives, foreign exchange and interest rates.

Under the terms of the agreement, which was unanimously approved by the Boards of both companies, the transaction is currently valued at $33.12 per NYSE Euronext share, or a total of approximately $8.2 billion, based on the closing price of ICE’s stock on December 19, 2012. NYSE Euronext shareholders will have the option to elect to receive consideration per NYSE Euronext share of (i) $33.12 in cash, (ii) 0.2581 IntercontinentalExchange common shares or (iii) a mix of $11.27 in cash plus 0.1703 ICE common shares, subject to a maximum cash consideration of approximately $2.7 billion and a maximum aggregate number of ICE common shares of approximately 42.5 million. The overall mix of the $8.2 billion of merger consideration being paid by ICE is approximately 67% shares and 33% cash. Subject to regulatory approvals, the transaction is expected to close in the second half of 2013.

Terminated Business Combination

On February 15, 2011, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Deutsche Börse AG (“Deutsche Börse”), pursuant to which the two companies agreed to combine their respective businesses and become subsidiaries of a newly formed Dutch holding company (the “Proposed Business Combination”). Completion of the Proposed Business Combination was subject to the satisfaction of several conditions, including, among others, approvals by the relevant competition and financial, securities and other regulatory authorities in the United States and Europe.

On February 1, 2012, the EU Competition Commission issued a formal decision disapproving the Proposed Business Combination. In light of the EU Commission’s decision, on February 2, 2012, NYSE Euronext and Deutsche Börse announced that they mutually agreed to terminate the Business Combination Agreement.

Corpedia

On June 22, 2012, NYSE Euronext completed the acquisition of Corpedia, a U.S.-based provider of ethics and compliance e-learning and consultative services.

Fixnetix

On March 7, 2012, NYSE Euronext acquired approximately 25% of the outstanding shares of Fixnetix Limited, a U.K.-based service provider of ultra-low latency data provision, co-location, trading services and risk controls for more than 50 markets worldwide.

Metabit

On September 1, 2011, NYSE Euronext completed the acquisition of Metabit, a leading Tokyo-based provider of high performance market access products with a trading community of more than 140 trading firms throughout Asia.

NYSE Amex Options

On June 29, 2011, NYSE Euronext completed the sale of a significant equity interest in NYSE Amex Options, one of our two U.S. options exchanges, to seven external investors, Bank of America Merrill Lynch, Barclays Capital, Citadel Securities, Citi, Goldman Sachs, TD AMERITRADE and UBS. NYSE Euronext remains the largest shareholder in the entity and manages the day-to-day operations of NYSE Amex Options, which operates under the supervision of a separate board of directors and a dedicated chief executive officer. NYSE Euronext consolidates this entity for financial reporting purposes.

As part of the agreement, the external investors have received an equity instrument which is tied to their individual contribution to the options exchange’s success. Under the terms of the agreement, the external investors have the option to require NYSE Euronext to repurchase a portion of the instrument on an annual basis over the course of five years starting in 2011. The amount NYSE Euronext is required to purchase under this arrangement is capped each year at between 5% and 15% of the total outstanding shares of NYSE Amex Options. On September 16, 2011, the external investors put approximately 5% of the total outstanding shares of NYSE Amex Options back to NYSE Euronext. In October 2012, the external investors put another 5% of the total outstanding shares of NYSE Amex Options back to NYSE Euronext. NYSE Euronext recognized the full redemption value, i.e. fair value, of this instrument as mezzanine equity and classified the related balance as “Redeemable noncontrolling interest” in the consolidated statement of financial condition as of December 31, 2012.

Euroclear

NYSE Euronext has a minority interest in Euroclear. Our $270 million investment in Euroclear is carried at cost and was tested for impairment as of December 31, 2012. While the fair value of the investment (determined using a dividend discount model) exceeded its carrying value as of December 31, 2012, to the extent that Euroclear may experience slower growth rates, reduced future cash flows, adverse regulatory changes or other triggering events, the value of our investment may be impaired.

Other Transactions

NYSE Blue™

On February 18, 2011, we formed NYSE Blue through the combination of APX, Inc. and our 60% stake in BlueNext SA (“BlueNext”), with NYSE Euronext as the majority owner of NYSE Blue. In 2011, NYSE Euronext incurred a $42 million charge in connection with BlueNext’s settlement of a tax matter with the French tax authorities of which 40% or $17 million was contributed by Caisse des Dépôts (“CDC”). On April 5, 2012, NYSE Blue was unwound, resulting in NYSE Euronext taking back ownership of its 60% stake in BlueNext and relinquishing its interest in APX, Inc. We recorded a $2 million net loss on disposal activities in connection with this transaction.

Prior to the completion of this unwind, NYSE Euronext consolidated the results of operations and financial condition of NYSE Blue (which included the results of BlueNext and APX, Inc.). Following this unwind, NYSE Euronext only consolidated the results of operations and financial condition of BlueNext.

In October 2012, NYSE Euronext and CDC Climat, a subsidiary of CDC, who own 60% and 40% of BlueNext, respectively, voted in favor of the closure of this entity. Operations of BlueNext have ceased as of December 5, 2012.

The impact of these transactions was not material to the consolidated financial statements.

Qatar

On June 19, 2009, NYSE Euronext entered into a strategic partnership with the State of Qatar to establish the Qatar Exchange, the successor to the Doha Securities Market. Under the terms of the partnership, the Qatar Exchange is adopting the latest NYSE Euronext trading and network technologies. We are providing certain management services to the Qatar Exchange at negotiated rates.

In 2009, NYSE Euronext agreed to contribute $200 million in cash to acquire a 20% ownership interest in the Qatar Exchange, $40 million of which was paid upon closing on June 19, 2009, with two additional $40 million payments made in June 2010 and June 2011. The agreement required the remaining $80 million to be paid in two equal installments annually in June 2012 and June 2013.

In September 2012, NYSE Euronext and the State of Qatar reached an agreement to reduce our ownership in the Qatar Exchange in consideration of the termination of the remaining two $40 million installment payments. As of December 31, 2012, NYSE Euronext owned 12% of the Qatar Exchange.

New York Portfolio Clearing (“NYPC”)

On June 18, 2009, NYSE Euronext and The Depositary Trust and Clearing Corporation (“DTCC”) entered into an arrangement to pursue a joint venture, a derivatives clearinghouse that will deliver single-pot margin efficiency between fixed income securities and interest rate futures. NYPC was granted registration as a U.S. Derivatives Clearing Organization pursuant to the Commodity Exchange Act by the CFTC on January 31, 2011, and became operational in the first quarter of 2011. NYPC currently clears fixed income futures traded on NYSE Liffe US and will have the ability to provide clearing services for other exchanges and Derivatives Clearing Organizations in the future. NYPC uses NYSE Euronext’s clearing technology, TRS/CPS, to process and manage cleared position and post-trade position transfers. DTCC’s Fixed Income Clearing Corporation provides capabilities in risk management, settlement, banking and reference data systems. As of December 31, 2012, NYSE Euronext had a minority ownership interest in, and a board representation on, DTCC. Our investment in NYPC is treated as an equity method investment.

Sale of American Stock Exchange building

During 2011, the American Stock Exchange building (“Amex building”) was sold and, in accordance with the Amex acquisition agreement, approximately 340,000 NYSE Euronext shares of common stock were issued to former Amex members in June 2011. The issuance of shares represents the final consideration due to former Amex shareholders as part of the Amex acquisition agreement.

Note 4—Restructuring

As a result of streamlining certain business processes, NYSE Euronext has launched various severance plans in the U.S. and Europe. The following is a summary of the severance charges recognized in connection with these plans and utilization of the accruals (in millions):

	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate/ Eliminations	Total
Balance as of January 1, 2010	$7	$122	$13	$4	$146
Employee severance and related benefits	3	19	7	2	31
Severance and benefit payments	(8)	(105)	(15)	(4)	(132)
Currency translation and other	(1)	(6)	—	—	(7)

Balance as of December 31, 2010	1	30	5	2	38
Employee severance and related benefits	—	9	2	1	12
Severance and benefit payments	(1)	(33)	(5)	(2)	(41)
Currency translation and other	—	(1)	—	—	(1)

Balance as of December 31, 2011	$—	$5	$2	$1	$8
Employee severance and related benefits	13	20	7	—	40
Severance and benefit payments	(12)	(16)	(6)	—	(34)

Balance as of December 31, 2012	$1	$9	$3	$1	$14

The severance charges are included in merger expenses and exit costs in the consolidated statements of operations. Based on current severance dates and the accrued severance at December 31, 2012, NYSE Euronext expects to pay these amounts throughout 2013.

Note 5—Segment Reporting

NYSE Euronext operates under three reportable segments: Derivatives, Cash Trading and Listings, and Information Services and Technology Solutions. We evaluate the performance of our operating segments based on revenue and operating income. We have aggregated all of our corporate costs, including the costs of operating as a public company, within “Corporate/ Eliminations.”

The following is a description of our reportable segments:

Derivatives consist of the following in NYSE Euronext’s global businesses:

•	providing access to trade execution in derivatives products, options and futures;

•	providing certain clearing services for derivative products; and

•	selling and distributing market data and related information.

Cash Trading and Listings consist of the following in NYSE Euronext’s global businesses:

•	providing access to trade execution in cash trading;

•	providing settlement of transactions in certain European markets;

•	obtaining new listings and servicing existing listings;

•	selling and distributing market data and related information; and

•	providing regulatory services.

Information Services and Technology Solutions consist of the following in NYSE Euronext’s global businesses:

•	operating sellside and buyside connectivity networks for our markets and for other major market centers and market participants in the United States, Europe and Asia;

•	providing trading and information technology software and solutions;

•	selling and distributing market data and related information to data subscribers for proprietary data products; and

•	providing multi-asset managed services and expert consultancy to exchanges and liquidity centers.

Summarized financial data of our reportable segments was as follows (in millions):

	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate/ Eliminations	Total
2012
Revenues	$910	$2,365	$473	$1	$3,749
Operating income (loss)	262	422	95	(170)	609
Total assets	5,765	4,743	1,144	904	12,556
Purchases of property and equipment	59	95	37	—	191
2011
Revenues	$1,135	$2,929	$490	$(2)	$4,552
Operating income (loss)	470	472	122	(214)	850
Total assets	5,718	5,193	1,163	1,033	13,107
Purchases of property and equipment	37	75	58	—	170
2010
Revenues	$1,088	$2,893	$444	$—	$4,425
Operating income (loss)	439	376	72	(142)	745
Total assets	5,831	5,273	1,214	1,060	13,378
Purchases of property and equipment	67	191	47	—	305

Revenues are generated primarily in the Derivatives, Cash Trading and Listings, and Information Services and Technology Solutions segments. Corporate and eliminations include unallocated costs primarily related to corporate governance, public company expenses, duplicate costs associated with migrating our data centers and costs associated with our pension, SERP and post-retirement benefit plans as well as intercompany eliminations of revenues and expenses. The year over year decrease in the Corporate operating loss was mainly due to (i) lower legal, investment banking and other professional fees and costs incurred in connection with the terminated Proposed Business Combination with Deutsche Börse of $11 million in 2012 compared to $85 million in 2011, partially offset by (ii) $8 million of legal and investment banking fees incurred in connection with the December 2012 business combination with ICE, and (iii) $38 million as a result of the decision to discontinue our clearing house build out and related exit costs following the December 2012 signing of a clearing agreement with ICE under which ICE Clear will provide LIFFE Administration and Management central counterparty clearing services beginning July 1, 2013.

For the years ended December 31, 2012, 2011 and 2010, no individual customer accounted for 10% or more of NYSE Euronext’s revenues.

Summarized financial data of NYSE Euronext’s geographic information was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Revenues
United States	$2,585	$3,101	$3,064
United Kingdom	530	689	642
Continental Europe(1)	634	762	719

Total Revenues	$3,749	$4,552	$4,425

(1)	Includes revenues generated in Asia.

	As of December 31,
	2012	2011	2010
Long-lived Assets
United States	$611	$628	$688
United Kingdom	296	289	285
Continental Europe	41	46	48

Total Long-lived Assets	$948	$963	$1,021

Note 6—Earnings and Dividend Per Share

The following is a reconciliation of the basic and diluted earnings per share computations (in millions, except per share data):

	2012	2011	2010
Net income	$365	$603	$558
Net (income) loss attributable to noncontrolling interest	(17)	16	19

Net income attributable to NYSE Euronext	$348	$619	$577

Shares of common stock and common stock equivalents: Weighted average shares used in basic computation	250	261	261
Dilutive effect of: Employee stock options and restricted stock units	—	2	1

Weighted average shares used in diluted computation	250	263	262

Basic earnings per share attributable to NYSE Euronext	$1.39	$2.37	$2.21
Diluted earnings per share attributable to NYSE Euronext	$1.39	$2.36	$2.20
Dividends per common share	$1.20	$1.20	$1.20

As of December 31, 2012, 2011 and 2010, 0.5 million, 3.7 million and 3.3 million restricted stock units, respectively, and stock options to purchase 0.1 million, 0.2 million and 0.4 million shares of common stock, respectively, were outstanding. For the years ended December 31, 2012 and 2011, there was no anti-dilutive effect. For the year ended December 31, 2010, 0.2 million awards were excluded from the diluted earnings per share computation because their effect would have been anti-dilutive.

Note 7—Pension and Other Benefit Programs

Defined Benefit Pension Plans

NYSE Euronext maintains pension plans covering its U.S. and certain European operations. Effective December 31, 2008, the NYSE MKT benefit plans were merged with benefit plans in the U.S. The benefit accrual for the U.S. operations pension plan are frozen.

Retirement benefits are derived from a formula, which is based on length of service and compensation. Based on the calculation, NYSE Euronext may contribute to its pension plans to the extent such contributions may be deducted for income tax purposes. In 2012 and 2011, NYSE Euronext contributed $39 million and $42 million to the pension plans, respectively. NYSE Euronext anticipates contributing approximately $26 million to its pension plans in 2013.

NYSE Euronext bases its investment policy and objectives on a review of the actuarial and funding characteristics of the retirement plan, the demographic profile of plan participants, and the business and financial characteristics of NYSE Euronext. Capital market risk/return opportunities and tradeoffs also are considered as part of the determination. The primary investment objective of the NYSE Euronext plan is to achieve a long-term rate of return that meets the actuarial funding requirements of the plan and maintains an asset level sufficient to meet all benefit obligations of the plan. The target allocations for our U.S. plan assets are 65 percent equity securities and 35 percent U.S. fixed income securities. Equity securities primarily include investments in large-cap and small-cap companies primarily located in the United States. U.S. fixed income securities include corporate bonds of companies from diversified industries and U.S. treasuries. The target allocations for our European plan assets vary across plans, with a primary focus on fixed income securities.

The fair values of NYSE Euronext’s pension plan assets at December 31, 2012, by asset category are as follows (in millions):

	Fair Value Measurements
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash	$—	$—	$—	$—
Equity securities:
U.S. large-cap	130	115	—	245
U.S. small-cap	53	29	—	82
International	76	105	—	181
Fixed income securities	—	326	—	326

Total	$259	$575	$—	$834

The fair values of NYSE Euronext’s pension plan assets at December 31, 2011 by asset category were as follows (in millions):

	Fair Value Measurements
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash	$3	$—	$—	$3
Equity securities:
U.S. large-cap	136	54	—	190
U.S. small-cap	46	41	—	87
International	64	110	—	174
Fixed income securities	—	288	—	288

Total	$249	$493	$—	$742

The costs of the plans in 2012 and 2011 have been determined in accordance with the Compensation-Retirement Benefits Topic of the Codification. The measurement dates for the plans are December 31, 2012 and 2011. The following table provides a summary of the changes in the plans’ benefit obligations and the fair value of assets as of December 31, 2012 and 2011 and a statement of funded status of the plans as of December 31, 2012 and 2011 (in millions):

	Pension Plans
	2012		2011
Asset Category	U.S. operations	European operations	U.S. operations	European operations
Change in benefit obligation:
Benefit obligation at beginning of year	$871	$161	$769	$180
Service cost	—	3	—	4
Interest cost	36	8	39	8
Actuarial (gain) loss	60	31	110	(9)
Curtailment loss (gain)	—	—	—	(1)
Plan amendments	—	—	—	(9)
Benefits paid	(48)	(6)	(47)	(6)
Currency translation and other	—	2	—	(6)

Benefit obligation at year end	$919	$199	$871	$161

Change in plan assets:
Fair value of plan assets at beginning of year	$565	$177	$590	$181
Actual return (loss) on plan assets	83	21	(15)	4
Company contributions	36	3	37	5
Benefits paid	(48)	(6)	(47)	(6)
Currency translation and other	—	3	—	(7)

Fair value of plan assets at end of year	$636	$198	$565	$177

Funded status	$(283)	$(1)	$(306)	$16

Accumulated benefit obligation	$919	$199	$871	$161

Amounts recognized in the balance sheet
Non-current assets	$—	$6	$—	$19
Non-current liabilities	(283)	(7)	(306)	(3)

The components of pension expense/(benefit) are set forth below (in millions):

	2012		2011		2010
	U.S. operations	European operations	U.S. operations	European operations	U.S. operations	European operations
Service cost	$—	$3	$—	$4	$—	$4
Interest cost	36	8	39	8	41	9
Estimated return on plan assets	(46)	(9)	(48)	(9)	(48)	(9)
Amortization of prior service cost	—	(1)	—	—	—	—
Actuarial loss (gain)	12	—	7	—	10	(1)
Settlement (gain) loss	—	—	—	—	—	(3)
Curtailment	—	—	—	(1)	—	(4)

Aggregate pension expense (benefit)	$2	$1	$(2)	$2	$3	$(4)

The following table shows the payments projected based on actuarial assumptions (in millions):

Pension Plan Payment Projections	U.S. operations	European operations	Total
2013	$49	$7	$56
2014	47	7	54
2015	47	7	54
2016	47	7	54
2017	47	7	54
Next 5 years	238	42	280

Supplemental Executive Retirement Plan

The U.S. operations also maintain a nonqualified supplemental executive retirement plan, which provides supplemental retirement benefits for certain employees. The future benefit accrual of all SERP plans is frozen. To provide for the future payments of these benefits, the U.S. operations has purchased insurance on the lives of the participants through company-owned policies. At December 31, 2012 and 2011, the cash surrender value of such policies was $31 million and $41 million, respectively, and is included in other non-current assets in the consolidated statements of financial condition. Additionally certain subsidiaries of the U.S. operations maintain equity and fixed income mutual funds for the purpose of providing for future payments of SERP. At December 31, 2012 and 2011, the fair value of these assets was $41 million and $34 million, respectively. Such balance is included in financial investments in the consolidated statements of financial condition.

The following table provides a summary of the changes in the U.S. operations SERP benefit obligations (in millions):

	2012	2011
Change in benefit obligations:
Benefit obligation at beginning of year	$89	$87
Service cost	—	—
Interest cost	3	4
Actuarial loss (gain)	4	7
Benefits paid	(11)	(9)

Accumulated benefit obligation	85	$89

Funded status	$(85)	$(89)
Amounts recognized in the balance sheet
Current liabilities	$(10)	$(11)
Non-current liabilities	(75)	(78)

The components of U.S. operations SERP expense/(benefit) are set forth below (in millions):

	2012	2011	2010
Service cost	$—	$—	$—
Interest cost	3	4	4
Recognized actuarial (gain) loss	1	1	2

Aggregate SERP expense	$4	$5	$6

The following table shows the projected payments for the U.S. operations based on the actuarial assumptions (in millions):

SERP Plan Payment Projections
2013	$11
2014	10
2015	10
2016	8
2017	8
Next 5 years	25

Pension and SERP Plan Assumptions

The weighted average assumptions used to develop the actuarial present value of the projected benefit obligation and net periodic pension/SERP cost are set forth below:

	2012		2011
	U.S.	Europe	U.S.	Europe
Discount rate (pension/SERP)	3.7%/2.9%	4.0%/N/A	4.2%/3.6%	4.8%/N/A
Expected long-term rate of return on plan assets (pension/SERP)	8.0%/N/A	5.25%/N/A	8.0%/N/A	5.1%/N/A
Rate of compensation increase	N/A	3.4%	N/A	3.4%

To develop the expected long-term rate of return on assets assumption, both the U.S. and European operations considered the historical returns and the future expectations for returns for each asset class as well as the target asset allocation of the pension portfolio. The assumed discount rate reflects the market rates for high-quality corporate bonds currently available. The discount rate was determined by considering the average of pension yield curves constructed on a large population of high quality corporate bonds. The resulting discount rates reflect the matching of plan liability cash flows to yield curves.

Post-retirement Benefit Plans

In addition, the U.S. operations maintain defined benefit plans to provide certain health care and life insurance benefits (the “Plans”) for eligible retired employees. These Plans, which may be modified in accordance with their terms, cover substantially all employees. These Plans are measured on December 31 annually. These Plans were fully frozen in 2009.

The net periodic post-retirement benefit cost for the U.S. operations were $9 million for the years ended December 31, 2012 and 2011, respectively. The defined benefit plans are unfunded. Currently, management does not expect to fund the Plans.

The following table shows actuarial determined benefit obligation, benefits paid during the year and the accrued benefit cost for the year (in millions):

	2012	2011
Benefit obligation at the end of year	$214	$207
Benefits paid	15	15
Accrued benefit cost	214	207
Discount rate as of December 31	3.7%	4.1%

The following table shows the payments projected (net of expected Medicare subsidy receipts of $15 million in aggregate over the next ten fiscal years) based on actuarial assumptions (in millions):

Payment Projections	U.S.
2013	$12
2014	13
2015	13
2016	13
2017	13
Next 5 years	68

For measurement purposes, the U.S. operations assumed an 8.4% annual rate of increase in the per capita cost of covered health care benefits in 2012 which will decrease on a graduated basis to 4.5% in the year 2029 and thereafter.

The following table shows the effect of a one-percentage-point increase and decrease in assumed health care cost trend rates (in millions):

Assumed Health Care Cost Trend Rate	1% Increase	1% Decrease
Effect of post-retirement benefit obligation	$1	$(1)
Effect on total of service and interest cost components	26	(21)

Accumulated Other Comprehensive Income

Accumulated other comprehensive income, before tax, as of December 31, 2012 consisted of the following amounts that have not yet been recognized in net periodic benefit cost (in millions):

	Pension Plans	SERP Plans	Postretirement Benefit Plans	Total
Unrecognized net actuarial loss	$(457)	$(33)	$(69)	$(559)
Unrecognized prior service credit	—	—	16	16

Total amounts included in accumulated other comprehensive loss, before tax	$(457)	$(33)	$(53)	$(543)

The amount of prior service credit and actuarial loss included in accumulated other comprehensive income related to the pension, SERP and postretirement plans, which are expected to be recognized in net periodic benefit cost in the coming year is estimated to be (in millions):

	Pension Plans	SERP Plans	Postretirement Benefit Plans	Total
Loss recognition	$14	$2	$3	$19
Prior service cost recognition	—	—	(1)	(1)

Amount to be recognized in net periodic benefit cost	$14	$2	$2	$18

Defined Contribution Plans

Our U.S. and U.K. employees are eligible to participate in a defined contribution plan for which most employees contribute a portion of their salary within legal limits. The U.S. operations match an amount equal to 100% of the first 6% of eligible contributions. The U.K. operations contribute an equivalent of 7% of the employee’s salary for all employees who are active in the savings plan. The U.S. operations also provide benefits under a Supplemental Executive Savings Plan to which eligible employees may contribute. Savings plans expense were $18 million annually for the years ended December 31, 2012, 2011 and 2010. Included in accrued employee benefits payable was $21 million and $23 million at December 31, 2012 and 2011 related to these plans, respectively.

Note 8—Goodwill and Other Intangible Assets

The change in the net carrying amount of goodwill by reportable segments was as follows (in millions):

	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Total
Balance as of January 1, 2010	$2,332	$1,471	$407	$4,210
Acquisitions	—	5	(5)	—
Currency translation and other	(80)	(37)	(43)	(160)

Balance as of December 31, 2010	$2,252	$1,439	$359	$4,050
Acquisitions	—	23	11	34
Purchase accounting adjustments	—	(9)	—	(9)
Currency translation and other	(27)	(19)	(2)	(48)

Balance as of December 31, 2011	$2,225	$1,434	$368	$4,027
Acquisitions	—	85	26	111
Divestitures	—	(52)	—	(52)
Currency translation and other	88	9	(20)	77

Balance as of December 31, 2012	$2,313	$1,476	$374	$4,163

The intangible assets were as follows (in millions):

Balance as of December 31, 2012	Assigned value	Accumulated amortization	Useful Life (in years)
National securities exchange registrations	$5,042	$—	Indefinite
Customer relationships	876	269	7 to 20
Trade names and other	191	57	7 to 20

Other intangible assets	$6,109	$326

Balance as of December 31, 2011	Assigned value	Accumulated amortization	Useful Life (in years)
National securities exchange registrations	$4,913	$—	Indefinite
Customer relationships	856	213	7 to 20
Trade names and other	188	47	7 to 20

Other intangible assets	$5,957	$260

In the U.S., the national securities exchange registrations allow NYSE Arca and NYSE MKT to (i) generate revenues from market data fees (both from equity and option trading activities) and listing fees, and (ii) reduce costs because clearing charges are not incurred for trades matched internally on their trading systems. As an operator of five European-based registered national securities exchanges, Euronext is eligible to earn market data fees (both from equity and option trading activities), listing fees and certain trading fees. The national securities exchange registrations were valued using the excess earnings income approach.

For the years ended December 31, 2012, 2011 and 2010, amortization expense for the intangible assets was approximately $62 million, $61 million, and $58 million, respectively.

The estimated future amortization expense of acquired purchased intangible assets is as follows (in millions):

Year ending December 31,
2013	$58
2014	58
2015	58
2016	58
2017	58
Thereafter	451

Total	$741

Note 9—Stock-Based Compensation

Under the Omnibus Stock Incentive Plan, NYSE Euronext may grant stock options and other equity awards to employees. NYSE Euronext’s approach to the incentive compensation awards contemplates awards of stock options, restricted stock units (“RSUs”) and performed stock units (“PSUs”). The liability awards are measured at their fair value at the end of each reporting period and, therefore, fluctuate based on the performance of NYSE Euronext common stock price. The equity awards will be paid in NYSE Euronext shares of common stock upon vesting and are measured using the grant date fair value of NYSE Euronext common stock price.

Stock options are granted at an exercise price equal to the market price at the date of grant. Stock options granted generally vest and become exercisable over a period of three to four years, and generally expire after ten years. We have not granted stock options in 2012 or 2011. As of December 31, 2012, 2011 and 2010, the total aggregate intrinsic value of stock options outstanding was $1 million, $3 million and $5 million, respectively. As of December 31, 2012, 2011 and 2010, the total aggregate intrinsic value of stock options exercisable was $1 million, $3 million and $5 million, respectively.

For the years ended December 31, 2012, 2011 and 2010, NYSE Euronext recorded $47 million, $40 million and $38 million, respectively, of stock-based compensation. As of December 31, 2012, there was approximately $42 million of total unrecognized compensation cost related to restricted stock units. This cost is expected to be recognized over approximately three years. Cash received from employee stock option exercises for the years ended December 31, 2012, 2011 and 2010 was $1 million, $6 million and $1 million, respectively. NYSE Euronext satisfies stock option exercises with newly issued shares.

The following table summarizes information about stock option activity (number of stock options in thousands):

	2012		2011
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	179	$11.70	440	$17.67
Awards exercised	(117)	12.52	(258)	21.96
Awards cancelled	—	—	(3)	11.13

Outstanding at end of year	62	$10.14	179	$11.70

Additional information regarding stock options outstanding as of December 31, 2012 is as follows (number of stock options in thousands):

	Outstanding			Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 3.82 – $ 6.26	20	0.6	$4.87	20	$4.87
$11.50 – $13.41	42	1.4	$12.63	42	$12.63

	62	1.1	$10.14	62	$10.14

The following table summarizes information about the RSU and PSU activity (stock units in thousands):

	2012	2011
Outstanding at beginning of year	3,739	3,318
Awards granted	2,086	1,637
Awards cancelled	(39)	(155)
Awards vested	(1,710)	(1,061)

Outstanding at end of year	4,076	3,739

Weighted average fair value per share for RSUs granted during period	$29.32	$33.76

Note 10—Related Party Transactions

The following table presents revenues derived and expenses incurred from these related parties (in millions):

	Year ended December 31,
Income (expenses)	2012	2011	2010
LCH.Clearnet	$(44)	$(46)	$(44)
Qatar	2	8	26
NYPC	2	1	—

See Note 3 for a discussion of our relationships with Qatar and NYPC, and Note 16 for a discussion of NYSE Liffe Clearing and our relationship with LCH.Clearnet. As of December 31, 2012, NYSE Euronext retained 8.8% stake in LCH.Clearnet Group Limited’s outstanding share capital and the right to appoint one director to its board of directors.

Note 11—Fair Value of Financial Instruments

NYSE Euronext accounts for certain financial instruments at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the Codification. The Fair Value Measurements and Disclosures Topic defines fair value, establishes a fair value hierarchy on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of financial instruments is determined using various techniques that involve some level of estimation and judgment, the degree of which is dependent on the price transparency and the complexity of the instruments.

In accordance with the Fair Value Measurements and Disclosures Topic, NYSE Euronext has categorized its financial instruments measured at fair value into the following three-level fair value hierarchy based upon the level of judgment associated with the inputs used to measure the fair value:

•	Level 1: Inputs are unadjusted quoted prices for identical assets or liabilities in an active market that NYSE Euronext has the ability to access. Generally, equity and other securities listed in active markets and investments in publicly traded mutual funds with quoted market prices are reported in this category.

•	Level 2: Inputs are either directly or indirectly observable for substantially the full term of the assets or liabilities. Generally, municipal bonds, certificates of deposits, corporate bonds, mortgage securities, asset backed securities and certain derivatives are reported in this category. The valuation of these instruments is based on quoted prices or broker quotes for similar instruments in active markets.

•	Level 3: Some inputs are both unobservable and significant to the overall fair value measurement and reflect management’s best estimate of what market participants would use in pricing the asset or liability. Generally, assets and liabilities carried at fair value and included in this category are certain structured investments, derivatives, commitments and guarantees that are neither eligible for Level 1 or Level 2 due to the valuation techniques used to measure their fair value. The inputs used to value these instruments are both observable and unobservable and may include NYSE Euronext’s own projections.

If the inputs used to measure the financial instruments fall within different levels of the fair value hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. A review of the fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs may result in a reclassification for certain financial assets or liabilities.

The following table presents NYSE Euronext’s fair value hierarchy of those assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and December 31, 2011 (in millions):

	As of December 31, 2012
	Level 1	Level 2	Level 3	Total
Financial Investments
Mutual Funds (SERP/SESP)(1)	$41	$—	$—	$41
Foreign exchange derivative contracts	—	2	—	2

Total financial investments	$41	$2	$—	$43
Other assets
Equity investments(2)	$66	$—	—	66
Liabilities
Foreign exchange derivative contracts	$—	$3	$—	$3

	As of December 31, 2011
	Level 1	Level 2	Level 3	Total
Financial Investments
Mutual Funds (SERP/SESP)(1)	$34	$—	$—	$34
Foreign exchange derivative contracts	—	2	—	2

Total financial investments	$34	$2	$—	$36
Liabilities
Foreign exchange derivative contracts	$—	$3	$—	$3

(1)	Equity and fixed income mutual funds held for the purpose of providing future payments of Supplemental Executive Retirement Plan (SERP) and Supplemental Executive Savings Plan (SESP).
(2)	At December 31, 2012, other assets included available-for-sale securities in Multi Commodity Exchange (“MCX”) of India, which have been recorded at fair value using their quoted market price. Until March 2012, this investment was recorded at cost.

The fair value of our long-term debt instruments, categorized as Level 2, was approximately $2.2 billion as of December 31, 2012. The carrying value of all other financial assets and liabilities approximates fair value.

Note 12—Derivatives and Hedges

NYSE Euronext may use derivative instruments to hedge financial risks related to its financial position or risks that are otherwise incurred in the normal course of its operations. NYSE Euronext does not use derivative instruments for speculative purposes and enters into derivative instruments only with counterparties that meet high creditworthiness and rating standards. NYSE Euronext records derivatives and hedges in accordance with Subtopic 65 in the Derivatives and Hedging Topic of the Codification.

NYSE Euronext records all derivative instruments at fair value on the consolidated statement of financial condition. Certain derivative instruments are designated as hedging instruments under fair value hedging relationships, cash flow hedging relationships or net investment hedging relationships. Other derivative instruments remain undesignated. The details of each designated hedging relationship are formally documented at the inception of the relationship, including the risk management objective, hedging strategy, hedged item, specific risks being hedged, derivative instrument, how effectiveness is being assessed and how ineffectiveness, if any, will be measured. The hedging instrument must be highly effective in offsetting the changes in cash flows or fair value of the hedged item and the effectiveness is evaluated quarterly on a retrospective and prospective basis.

The following presents the aggregated notional amount and the fair value of NYSE Euronext’s derivative instruments reported on the consolidated statement of financial condition as of December 31, 2012 (in millions):

	Notional Amount	Fair Value of Derivative Instruments
December 31, 2012		Asset(1)	Liability(2)
Derivatives not designated as hedging instruments
Foreign exchange contracts	$838	$2	$1
Derivatives designated as hedging instruments
Foreign exchange contracts	153	—	2

Total derivatives	$991	$2	$3

(1)	Included in “Financial investments” in the consolidated statements of financial condition.
(2)	Included in “Short term debt” in the consolidated statements of financial condition.

The following presents the aggregated notional amount and the fair value of NYSE Euronext’s derivative instruments reported on the consolidated statement of financial condition as of December 31, 2011 (in millions):

	Notional Amount	Fair Value of Derivative Instruments
December 31, 2011		Asset(1)	Liability(2)
Derivatives not designated as hedging instruments
Foreign exchange contracts	$673	$2	$3
Derivatives designated as hedging instruments
Foreign exchange contracts	—	—	—

Total derivatives	$673	$2	$3

(1)	Included in “Financial investments” in the consolidated statements of financial condition.
(2)	Included in “Short term debt” in the consolidated statements of financial condition.

Pre-tax gains and losses on derivative instruments designated as hedging items under net investment hedging relationship recognized in other comprehensive income for the year ended December 31, 2011 were insignificant and $5 million loss for the year ended December 31, 2012.

The ineffective portion of the pre-tax gains and losses on derivative instruments designated as hedged items under net investment hedging relationship for the year ended December 31, 2012 and December 31, 2011 were insignificant.

Pre-tax gains and losses recognized in income on derivative instruments not designated in hedging relationship were as follows (in millions):

	Year ended December 31,
	2012	2011
Derivatives not designated as hedging instrument
Foreign exchange contracts	$(7)	$4

For the year ended December 31, 2012, NYSE Euronext had foreign exchange contracts in place with tenors of less than three months in order to hedge various financial positions. Certain contracts were designated as hedging instruments under the Derivatives and Hedging Topic. As of December 31, 2012, NYSE Euronext had €426 million ($561 million) euro/U.S. dollar, £247 million (€303 million) sterling/Euro and £15 million ($24 million) of sterling/U.S. dollar foreign exchange contracts outstanding. These contracts mature between January 2013 and October 2013. As of December 31, 2012, the fair value of these contracts was a $1 million net liability.

Pre-tax net gains on non-derivative net investment hedging relationships recognized in “Other comprehensive income” for the year ended December 31, 2012 and 2011 were a $13 million loss and a $12 million gain, respectively.

For the year ended December 31, 2012, NYSE Euronext had no derivative instruments in either fair value hedging relationships or cash flow hedging relationships.

Note 13—Financial Investments

A summary of current investments was as follows (in millions):

	As of December 31, 2012
	Adjusted Cost	Unrealized Gains	Unrealized Losses(2)	Fair Value
Mutual Funds (SERP/SESP)(1)	$38	$3	$—	$41
Foreign exchange derivative contracts	2	—	—	2

Financial Investments	$40	$3	$—	$43

	As of December 31, 2011
	Adjusted Cost	Unrealized Gains	Unrealized Losses(2)	Fair Value
Mutual Funds (SERP/SESP)(1)	$33	$1	$—	$34
Foreign exchange derivative contracts	2	—	—	2

Financial Investments	$35	$1	$—	$36

(1)	Equity and fixed income mutual funds held for the purpose of providing future payments of SERP and SESP.
(2)	As of December 31, 2012, all unrealized losses have been reported for less than 12 months.

NYSE Euronext received gross proceeds from the sale of available-for-sale current investments of $691 million and $971 million with gross realized gains amounting to $1 million and $2 million and no gross realized losses for the years ended December 31, 2012 and 2011, respectively.

During 2012, NYSE Euronext has not recorded any impairment loss on available-for-sale securities.

Note 14—Debt

Short term and long term debt consisted of the following (in millions):

	December 31,
	2012	2011
Commercial paper program	$—	$—
Accrued interest on long-term debt and other	40	39
4.8% USD 750 million unsecured bond due June 2013 (amortized cost)	414	—

Short term debt	454	39
4.8% USD 750 million unsecured bond due June 2013 (amortized cost)	—	749
5.375% EUR 1 billion unsecured bond due June 2015 (amortized cost)	1,208	1,287
2.0% USD 850 million unsecured notes due October 2017 (amortized cost)	847	—

Long term debt	2,055	2,036

Total debt	$2,509	$2,075

In 2007, NYSE Euronext entered into a U.S. dollar and euro-denominated global commercial paper program of $3 billion in order to refinance the acquisition of the Euronext shares. As of December 31, 2012, NYSE Euronext had no debt outstanding under this commercial paper program. The effective interest rate of commercial paper issuances does not materially differ from short term interest rates (Libor U.S. for commercial paper issued in U.S. dollar and Euribor for commercial paper issued in euro). The fluctuation of these rates due to market conditions may therefore impact the interest expense incurred by NYSE Euronext.

The commercial paper program is backed by a $1 billion syndicated revolving bank facility maturing on June 15, 2015. This bank facility is also available for general corporate purposes and was not drawn as of December 31, 2012. This bank facility was entered into on June 15, 2012 to refinance the bank facility entered in 2007 for an amount of $2 billion and was subsequently amended and reduced to an amount of $1.2 billion in 2012. The commercial paper program and the credit facilities include terms and conditions customary for agreements of this type, which may restrict NYSE Euronext’s ability to engage in additional transactions or incur additional indebtedness.

In 2008 and 2009, NYSE Euronext issued $750 million of 4.8% fixed rate bonds due in June 2013 and €1 billion of 5.375% fixed rate bonds due in June 2015 in order to, among other things, refinance outstanding commercial paper and lengthen the maturity profile of its debt. On October 5, 2012, NYSE Euronext issued $850 million of 2.0% senior unsecured notes due in October 2017. The net proceeds from the offering were used, in part, to purchase approximately $336 million of the outstanding 4.8% notes due in 2013 and €80 million of the outstanding 5.375% notes due in June 2015 in concurrent cash tender offers. As of December 31, 2012, the outstanding principal amount under the 4.8% notes due in June 2013 and the outstanding 5.375% notes due in June 2015 were $414 million and €920 million, respectively. The terms of the bonds do not contain any financial covenants. The bonds may be redeemed by NYSE Euronext or the bond holders under certain customary circumstances, including a change in control accompanied by a downgrade of the bonds below an investment grade rating. The terms of the bonds also provide for customary events of default and a negative pledge covenant.

As of December 31, 2012, the debt repayment schedule was as follows (in millions):

Due in 2013	$454
Due in 2014	—
Due in 2015	1,208
Due in 2016	—
Due in 2017 or later	847

Total debt	$2,509

Note 15—Income taxes

Income tax provision

The income (loss) from operations before income taxes consisted of the following (in millions):

	Year ended December 31,
	2012	2011	2010
Domestic	$144	$161	$166
International	326	564	520

Total	$470	$725	$686

The income tax provision (benefit) consisted of the following (in millions):

	Year ended December 31,
	2012	2011	2010
Current:
Federal	$(14)	$71	$18
State and local	8	22	17
International	63	81	56
Deferred:
Federal	(5)	(22)	60
State and local	119	(19)	(10)
International	(66)	(11)	(13)

Total	$105	$122	$128

The reconciliation between the statutory and effective tax rates is as follows:

	Year ended December 31,
	2012	2011	2010
Federal statutory rate	35.0%	35.0%	35.0%
State and local taxes (net of federal benefit)	2.5	0.9	0.6
Foreign operations	(18.1)	(13.8)	(14.1)
Tax rate changes	5.7	(6.6)	(3.4)
Other	(2.8)	1.3	0.6

Effective tax rate	22.3%	16.8%	18.7%

For the year ended December 31, 2012, NYSE Euronext’s effective tax rate was lower than the statutory rate primarily due to lower tax rates on its foreign operations and a discrete deferred tax benefit related to an enacted reduction in corporate tax rate in the United Kingdom. For the year ended December 31, 2011, NYSE Euronext’s effective tax rate was lower than the statutory rate primarily due to lower tax rates on its foreign operations, the expiration of the statute of limitations in various jurisdictions and a discrete deferred tax benefit related to an enacted reduction in corporate tax rate in the United Kingdom. For the year ended December 31, 2010, NYSE Euronext’s effective tax rate was lower than the statutory rate primarily due to lower tax rates on its foreign operations, the expiration of the statute of limitations in various jurisdictions and a discrete deferred tax benefit related to an enacted reduction in corporate tax rate in both the United Kingdom and the Netherlands.

During 2012, the French tax authorities enacted a 3% dividend distribution surtax law. As a result, NYSE Euronext would be required to record a tax provision if and when its French subsidiaries declare a dividend to Euronext N.V., their parent. As of December 31, 2012, NYSE Euronext’s French subsidiaries had approximately $1.3 billion of distributable reserves. If all such reserves were distributed to Euronext N.V., NYSE Euronext would incur a maximum $41 million tax liability.

For the years ended December 31, 2012 and 2011, the exercise of stock options and vesting of restricted stock units did not result in any tax benefit.

Deferred income taxes

The gross deferred tax asset and liability balances were as follows (in millions):

	December 31,
	2012	2011
Current deferred tax arising from:
Deferred revenue	$29	$32
Deferred compensation	14	16
Depreciation	—	—
Other	26	60

Current deferred assets	$69	$108

Depreciation and other	$2	$23

Current deferred liabilities	$2	$23

Non-current deferred tax arising from:
Deferred revenue	$103	$143
Depreciation	41	36
Stock-based compensation	20	21
Deferred compensation	122	135
Pension	116	138
Net operating loss	97	120
Valuation allowance	(30)	(29)
Other	69	30

Non-current deferred assets	$538	$594

Intangible assets	$1,672	$1,681
Software capitalization	83	53
Pension	—	—
Depreciation and other	144	166

Non-current deferred liabilities	$1,899	$1,900

Net deferred tax liability	$(1,294)	$(1,221)

The deferred tax positions by tax jurisdiction presented on a net basis were as follows (in millions):

	December 31,
	2012	2011
Current deferred income taxes assets	$67	$108
Non-current deferred income taxes assets	74	594
Current deferred income taxes liabilities	—	(23)
Non-current deferred income taxes liabilities	(1,435)	(1,900)

Net deferred tax liability	$(1,294)	$(1,221)

Deferred tax liabilities have not been recognized for the portion of the outside basis differences (including undistributed earnings) relating to foreign subsidiaries because the investment in these subsidiaries is considered to be permanent in duration. Quantification of the deferred tax liability associated with these outside basis differences is not practicable.

As of December 31, 2012 and 2011, NYSE Euronext had approximately $145 million and $191 million, respectively, of net operating losses (“NOL”) for federal and foreign tax purposes, which will begin to expire in 2022. A valuation allowance was recorded against approximately $30 million and $29 million of certain NOL as of December 31, 2012 and 2011, respectively, as it appears more likely than not that the corresponding asset will not be realized due to certain tax limitations. There is no valuation allowance recorded against any of the remaining deferred tax assets based on management’s belief that it is more likely than not that such assets will be realized.

Unrecognized tax benefits

In connection with the assessment of certain positions in various U.S. and European tax jurisdictions, a reconciliation of the gross unrecognized tax benefits for the years ended December 31, 2012, 2011 and 2010 is as follows (in millions):

	Year ended December 31,
	2012	2011	2010
Balance at beginning of the year	$77	$74	$89
(Decreases) increases based on tax positions taken during a prior period	—	—	—
Increases based on tax positions taken during the current period	30	21	20
Decreases related to a lapse of applicable statute of limitation	(1)	(16)	(27)
Currency translation	5	1	(4)
Settlements	(28)	(3)	(4)

Balance at end of the year	$83	$77	$74

Included in the ending balance at December 31, 2012 and 2011 are $83 million and $77 million, respectively, of tax positions which, if recognized, would affect the effective tax rate, and there were no tax positions for which there is uncertainty about the timing of tax benefit in either 2012 and 2011.

NYSE Euronext accounts for interest and penalties related to the underpayment or overpayment of income taxes as a component of income tax provision in the consolidated statements of operations. For the years ended December 31, 2012, 2011 and 2010, we recorded $2 million, $2 million and $1 million, respectively, for interest and penalties in our consolidated statements of operations. For the years ended December 31, 2012 and 2011, the accrued net interest payable related to the above net tax benefit was $2 million and $3 million, respectively.

In many cases, uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The following table summarizes these open tax years by major jurisdiction:

Jurisdiction	Examination in Progress	Open Tax Years
U.S.	2000-2008	2009-2012
Netherlands	None	2009-2012
France	2009-2011	2012
United Kingdom	None	2009-2012
Belgium	2010-2011	2012
Portugal	None	2009-2012

It is reasonably possible that unrecognized tax benefits change significantly during the next twelve months. At this time, it is not possible to estimate the change or its impact on our effective tax rate over the next twelve months.

Note 16—Commitments and Contingencies

Legal Matters

The following is a summary of significant legal matters as of December 31, 2012:

Shareholder Lawsuits

Following the announcement of the execution of the ICE-NYSE Euronext merger agreement on December 20, 2012, the first of eight putative NYSE Euronext shareholder class action complaints was filed in the Court of Chancery of the State of Delaware challenging the proposed merger. On January 29, 2013, the Court of Chancery consolidated the Delaware actions under the caption In re NYSE Euronext Shareholder Litigation and appointed lead counsel. On February 1, 2013, the Delaware plaintiffs filed a consolidated class action complaint (the “Delaware Consolidated Action”). On February 15, 2013, the Court of Chancery entered an order scheduling a preliminary injunction hearing on April 26, 2013.

Additionally, on December 21, 2012, the first of four similar putative class action complaints was filed in the Supreme Court of the State of New York. The Supreme Court consolidated the New York actions under the caption In re NYSE Euronext Shareholders/ICE Litigation, and appointed lead counsel. On February 7, 2013, the New York plaintiffs filed a consolidated class action complaint (the “New York Consolidated Action”). Also, on February 5, 2013, a similar putative class action complaint was filed in the United States District Court for the Southern District of New York, captioned Young v. Hessels, et al.

All of the actions name as defendants NYSE Euronext, the members of its board of directors, ICE and Baseball Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company formed in connection with the proposed merger. In all the actions, the plaintiffs allege that the members of the NYSE Euronext board of directors breached their fiduciary duties by agreeing to a merger agreement that undervalues NYSE Euronext. Among other things, the plaintiffs allege that the members of the NYSE Euronext board of directors failed to maximize the value of NYSE Euronext to its public shareholders, negotiated a transaction in their best interests to the detriment of the NYSE Euronext public shareholders, and agreed to supposedly preclusive deal protection measures in the merger agreement that unfairly deter competitive offers. ICE (and, in some of the actions, NYSE Euronext and/or Merger Sub) is alleged to have aided and abetted the breaches of fiduciary duty by the members of the NYSE Euronext board of directors. The actions also allege that the Defendants filed an inadequate and misleading preliminary proxy statement in violation of their fiduciary duties (and, in the federal court action, section 14(a) of the Securities Exchange Act of 1934, as amended). The lawsuits seek, among other things, (i) an injunction enjoining ICE and NYSE Euronext from consummating the merger and/or (ii) rescission of the merger, to the extent already implemented, or alternatively rescissory damages.

In light of the substantial identity of parties and issues in the Delaware Consolidated Action and the New York Consolidated Action, on January 30, 2013 NYSE Euronext, certain of its directors, ICE and Merger Sub moved to dismiss or stay the New York Consolidated Action in favor of the first-filed Delaware litigation. The New York plaintiffs opposed the motion. Oral argument was held on February 20, 2013 and the New York Supreme Court reserved decision on the motion.

ICE and NYSE Euronext believe the allegations in the complaints in all of the actions are without merit, and will continue to defend against them vigorously. NYSE Euronext does not believe that an estimate of a reasonably possible range of loss can currently be made in connection with the above matters, given the inherent uncertainty and the preliminary stage of these matters.

In addition to the matters described above, NYSE Euronext is from time to time involved in various legal proceedings that arise in the ordinary course of its business. NYSE Euronext records accrued liabilities for litigation and regulatory matters when those matters represent loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. When a loss contingency is not both probable and estimable, NYSE Euronext does not establish an accrued liability. As a litigation or regulatory matter develops, NYSE Euronext evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. NYSE Euronext does not believe, based on currently available information, that the results of any of these various proceedings will have a material adverse effect on its financial statements as a whole.

Commitments

NYSE Euronext leases office space under non-cancelable operating leases and equipment that expire at various dates through 2029. Rental expense under these leases, included in the consolidated statements of operations in both occupancy and systems and communications, totaled $86 million, $90 million and $97 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Future payments under these obligations as of December 31, 2012 were as follows (in millions):

	Operating lease
Year	Office Space	Other	Total
2013	$60	$1	$61
2014	56	2	58
2015	48	—	48
2016	30	—	30
2017	21	—	21
2018-Thereafter	98	—	98

	$313	$3	$316

Our U.K. regulated derivatives subsidiary, the London Market of NYSE Liffe (for the purposes of this paragraph, “NYSE Liffe”), took full responsibility for clearing activities in our U.K. derivatives market on July 30, 2009. As a result, NYSE Liffe became the central counterparty for contracts entered into by its clearing members on the NYSE Liffe market and outsources certain services to LCH.Clearnet through the NYSE Liffe Clearing arrangement. NYSE Liffe has credit exposure to those clearing members. NYSE Liffe’s clearing members may encounter economic difficulties as a result of the market turmoil and tightening credit markets, which could result in bankruptcy and failure. NYSE Liffe offsets its credit exposure through arrangements with LCH.Clearnet in which LCH.Clearnet provides clearing guarantee backing and related risk functions to NYSE Liffe, and under which LCH.Clearnet is responsible for any defaulting member positions and for applying its resources to the resolution of such a default. In addition, NYSE Liffe maintains policies and procedures to help ensure that its clearing members can satisfy their obligations, including by requiring members to meet minimum capital and net worth requirements and to deposit collateral for their trading activity. Nevertheless, we cannot be sure that in extreme circumstances, LCH.Clearnet might not itself suffer difficulties, in which case these measures might not prove sufficient to protect NYSE Liffe from a default, or might fail to ensure that NYSE Liffe is not materially and adversely affected in the event of a significant default.

ICE Clear Europe Limited (“ICE Clear”), a company incorporated under the laws of England and Wales and an affiliate of ICE, entered into a Clearing and Financial Intermediary Services Agreement, dated December 20, 2012, with LIFFE Administration and Management (“LIFFE”), an affiliate of NYSE Euronext (the “Agreement”), pursuant to which ICE Clear will provide LIFFE central counterparty clearing services and LIFFE will provide ICE Clear certain financial intermediary services.

Under the terms and subject to the conditions of the Agreement, LIFFE will appoint ICE Clear as the exclusive provider of central counterparty clearing services for all existing LIFFE derivatives products, with such clearing services expected to commence on July 1, 2013, subject to receipt of applicable required regulatory approvals and other conditions. In addition, ICE Clear will appoint LIFFE to provide financial intermediary services in respect of trades in existing LIFFE products. If the commencement of clearing services occurs after July 1, 2013 and such delay is attributable to ICE Clear or to certain other factors, including failure to obtain specified regulatory approvals, ICE Clear may be required to pay certain fees to LIFFE. The ICE Clear arrangement shall assume responsibility for clearing from NYSE Liffe Clearing.

Certain of NYSE Euronext’s subsidiaries are subject to minimum regulatory requirements. At December 31, 2012, NYSE Euronext was in compliance with these requirements.

In the normal course of business, NYSE Euronext may enter into contracts that require it to make certain representations and warranties and which provide for general indemnifications. Based upon past experience, NYSE Euronext expects the risk of loss under these indemnification provisions to be remote. However, given that these would involve future claims against NYSE Euronext that have not yet been made, NYSE Euronext’s potential exposure under these arrangements is unknown. NYSE Euronext also has obligations related to unrecognized tax positions, the put feature of NYSE Amex Options, deferred compensation and other post-retirement benefits. The date of the payment under these obligations cannot be determined.

Note 17—Detail of Certain Balance Sheet Accounts

Property and equipment—Components of property and equipment were as follows (in millions):

	December 31,
	2012	2011
Land, buildings and building improvements	$563	$544
Leasehold improvements	401	436
Computers and equipment, including capital leases of $9 and $9	727	673
Software, including software development costs	1,089	1,001
Furniture and fixtures	19	19

	2,799	2,673
Less: accumulated depreciation and amortization, including $9 and $9 for capital leases	(1,851)	(1,710)

	$948	$963

NYSE Euronext capitalized software development costs of approximately $83 million and $73 million in 2012 and 2011, respectively. For the years ended December 31, 2012, 2011 and 2010, we recognized $93 million, $76 million and $79 million, respectively, of amortization related to capitalized software development costs. Unamortized capitalized software development costs of $133 million and $143 million as of December 31, 2012 and 2011, respectively, were included in the net book value of property and equipment.

Accounts payable and accrued expenses—Components of accounts payable and accrued expenses were as follows (in millions):

	December 31,
	2012	2011
Trade payables	$273	$348
Income tax payable (including uncertain tax positions)	72	143
Accrued compensation (including severance)	191	216
Other accrued expenses	189	129

	$725	$836

Other assets (non-current)—Components of non-current other assets were as follows (in millions):

	December 31,
	2012	2011
Investments at cost	$443	$367
Investments at fair value	66	—
Equity method investments	15	197
Deposits, debt issuance costs and other	56	73

	$580	$637

Quarterly Financial Data (unaudited)

The following represents NYSE Euronext’s unaudited quarterly results for the years ended December 31, 2012 and 2011. These quarterly results were prepared in accordance with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results. These adjustments are of a normal recurring nature.

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
	(In millions, except per share data)
2012
Total revenues	$952	$986	$902	$909
Operating income	165	194	153	97
Net income	91	131	112	31
Net loss (income) attributable to noncontrolling interest	(4)	(6)	(4)	(3)

Net income attributable to NYSE Euronext	87	125	108	28
Basic earnings per share attributable to NYSE Euronext	$0.34	$0.50	$0.44	$0.12
Diluted earnings per share attributable to NYSE Euronext	$0.34	$0.49	$0.44	$0.12
2011
Total revenues	$1,148	$1,092	$1,258	$1,054
Operating income	243	224	259	124
Net income	151	150	206	96
Net loss (income) attributable to noncontrolling interest	4	4	(6)	14

Net income attributable to NYSE Euronext	155	154	200	110
Basic earnings per share attributable to NYSE Euronext	$0.59	$0.59	$0.76	$0.43
Diluted earnings per share attributable to NYSE Euronext	$0.59	$0.59	$0.76	$0.43

NYSE EURONEXT

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In millions, except per share data)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$295	$337
Financial investments	27	43
Accounts receivable, net	442	405
Deferred income taxes	65	67
Other current assets	119	156

Total current assets	948	1,008
Property and equipment, net	887	948
Goodwill	4,027	4,163
Other intangible assets, net	5,573	5,783
Deferred income taxes	70	74
Other assets	541	580

Total assets	$12,046	$12,556

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$573	$725
Section 31 fees payable	154	99
Deferred revenue	314	138
Short term debt	179	454

Total current liabilities	1,220	1,416
Long term debt	2,039	2,055
Deferred income taxes	1,401	1,435
Accrued employee benefits	562	602
Deferred revenue	375	378
Other liabilities	22	27

Total liabilities	5,619	5,913

Commitments and contingencies
Redeemable noncontrolling interest	286	274

Equity
NYSE Euronext stockholders’ equity:
Common stock, $0.01 par value, 800 shares authorized; 279 and 278 shares issued; 243 and 242 shares outstanding	3	3
Common stock held in treasury, at cost; 36 shares	(968)	(968)
Additional paid-in capital	7,908	7,939
Retained earnings	722	569
Accumulated other comprehensive loss	(1,546)	(1,198)

Total NYSE Euronext stockholders’ equity	6,119	6,345
Noncontrolling interest	22	24

Total equity	6,141	6,369

Total liabilities and equity	$12,046	$12,556

The accompanying notes are an integral part of these condensed consolidated financial statements.

NYSE EURONEXT

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues
Transaction and clearing fees	$657	$649	1,291	$1,258
Market data	91	87	174	178
Listing	111	112	221	222
Technology services	77	87	157	173
Other revenues	59	51	115	107

Total revenues	995	986	1,958	1,938
Transaction-based expenses:
Section 31 fees	78	86	153	152
Liquidity payments, routing and clearing	306	298	594	583

Total revenues, less transaction-based expenses	611	602	1,211	1,203

Other operating expenses:
Compensation	154	152	315	312
Depreciation and amortization	62	66	124	132
Systems and communications	42	44	85	89
Professional services	67	69	136	142
Selling, general and administrative	57	65	112	126
Merger expenses and exit costs	22	12	30	43

Total other operating expenses	404	408	802	844

Operating income	207	194	409	359
Interest expense	(28)	(29)	(56)	(59)
Investment income	3	1	4	3
Loss from associates	(3)	(2)	(5)	(3)
Net gain (loss) on disposal activities	10	(2)	10	(2)
Other income (loss)	6	3	5	3

Income before income taxes	195	165	367	301
Income tax provision	(17)	(34)	(58)	(79)

Net income	178	131	309	222
Net (income) loss attributable to noncontrolling interest	(5)	(6)	(10)	(10)

Net income attributable to NYSE Euronext	$173	$125	$299	$212

Basic earnings per share attributable to NYSE Euronext	$0.71	$0.50	$1.23	$0.83
Diluted earnings per share attributable to NYSE Euronext	$0.71	$0.49	$1.22	$0.83

The accompanying notes are an integral part of these condensed consolidated financial statements.

NYSE EURONEXT

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net income	$178	$131	$309	$222
Foreign currency translation, after impact of net investment hedge gain (loss) of $(16), $67, $15 and $31 and taxes of $6, $(27), $(6) and $(13), respectively	39	(242)	(326)	(32)
Reclassification adjustment for realized (gains) losses (1)	—	—	1	—
Change in market value adjustments of available-for-sale securities, net of taxes of $2, $5, $10 and $(3), respectively	(5)	(8)	(25)	5
Employee benefit plan adjustments:
Net gains (losses), net of taxes of $(2), $(2), $(1) and $(4), respectively	7	6	11	12
Reclassification adjustments related to amortization (2)	(4)	(4)	(9)	(8)

Total comprehensive (loss) income	215	(117)	(39)	199
Less: comprehensive (income) loss attributable to noncontrolling interest	(6)	(5)	(11)	(9)

Comprehensive income (loss) attributable to NYSE Euronext	$209	$(122)	$(50)	$190

(1)	Reclassified into Other income (loss)
(2)	Reclassified into Compensation

The accompanying notes are an integral part of these condensed consolidated financial statements.

NYSE EURONEXT

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six months ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$309	$222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128	132
Deferred income taxes	(1)	58
Deferred revenue amortization	(50)	(47)
Stock-based compensation	34	27
Other non-cash items	(8)	6
Change in operating assets and liabilities:
Accounts receivable, net	(37)	(3)
Other assets	(19)	(40)
Accounts payable, accrued expenses, and Section 31 fees payable	29	(93)
Deferred revenue	227	222
Accrued employee benefits	(54)	(56)

Net cash provided by operating activities	558	428
Cash flows from investing activities:
Sales of short term financial investments	524	539
Purchases of short term financial investments	(510)	(535)
Purchases of equity investments and businesses, net of cash acquired	(78)	(116)
Purchases of property and equipment	(59)	(84)
Other investing activities	36	21

Net cash used in investing activities	(87)	(175)
Cash flows from financing activities:
Commercial paper borrowings (repayments), net	108	200
Debt maturity	(414)	—
Dividends to shareholders	(146)	(152)
Purchases of treasury stock	—	(304)
Employee stock transactions and other	(23)	(16)

Net cash used in financing activities	(475)	(272)
Effects of exchange rate changes on cash and cash equivalents	(38)	3

Net (decrease) increase in cash and cash equivalents for the period	(42)	(16)
Cash and cash equivalents at beginning of period	337	396

Cash and cash equivalents at end of period	$295	$380

The accompanying notes are an integral part of these condensed consolidated financial statements.

NYSE EURONEXT

Notes to Condensed Consolidated Financial Statements

Note 1—Organization and Basis of Presentation

Organization

NYSE Euronext is a holding company that, through its subsidiaries, operates the following securities exchanges: the New York Stock Exchange (“NYSE”), NYSE Arca, Inc. (“NYSE Arca”) and NYSE MKT LLC (“NYSE MKT”) in the United States and the European-based exchanges that comprise Euronext N.V. (“Euronext”)—the London, Paris, Amsterdam, Brussels and Lisbon stock exchanges, as well as the derivatives markets in London, Paris, Amsterdam, Brussels and Lisbon (collectively, “NYSE Liffe”) and the United States futures market, NYSE Liffe US, LLC (“NYSE Liffe US”). NYSE Euronext is a global markets operator and provider of securities listing, trading, market data products, and software and technology services. We also provide critical technology infrastructure around the world to our clients and exchange partners including co-location services, connectivity, trading platforms and market data content and services. NYSE Euronext was formed in connection with the April 4, 2007 combination of NYSE Group (which was formed in connection with the March 7, 2006 merger of the NYSE and Archipelago) and Euronext. NYSE Euronext common stock is dually listed on the NYSE and Euronext Paris under the symbol “NYX.”

Basis of Presentation

The accompanying condensed unaudited consolidated financial statements include the accounts of NYSE Euronext and its subsidiaries.

The accompanying condensed unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair statement of the results for the period. All material intercompany accounts and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally required in financial statements under U.S. GAAP have been condensed or omitted; however, management believes that the disclosures are adequate to make the information presented not misleading.

The preparation of these condensed unaudited consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could be materially different from these estimates. Certain prior period amounts have been reclassified to conform to the current period’s presentation.

The condensed consolidated financial statements are unaudited and should be read in conjunction with the audited financial statements of NYSE Euronext as of and for the year ended December 31, 2012. Operating results for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

Note 2—Strategic Investments and Divestitures

Business Combination

On December 20, 2012, NYSE Euronext announced a definitive agreement for IntercontinentalExchange Group (“ICE”) to acquire NYSE Euronext in a stock-and-cash transaction. The acquisition combines two leading exchange groups to create a premier global exchange operator diversified across markets including agricultural and energy commodities, credit derivatives, equities and equity derivatives, foreign exchange and interest rates.

Under the terms of the agreement, which was unanimously approved by the Boards and shareholders (on June 3, 2013) of both companies, the transaction is currently valued at $42.79 per NYSE Euronext share, or a total of approximately $10.6 billion, based on the closing price of ICE’s stock on August 1, 2013. NYSE Euronext shareholders will have the option to elect to receive consideration per NYSE Euronext share of (i) $33.12 in cash, (ii) 0.2581 ICE common shares or (iii) a mix of $11.27 in cash plus 0.1703 ICE common shares, subject to a maximum cash consideration of approximately $2.7 billion and a maximum aggregate number of ICE common shares of approximately 42.4 million. The overall mix of the $10.6 billion of merger consideration being paid by ICE is approximately 71% shares and 29% cash. Subject to regulatory approvals, the transaction is expected to close in the second half of 2013.

Qatar

On June 19, 2009, NYSE Euronext entered into a strategic partnership with the State of Qatar to establish the Qatar Exchange, the successor to the Doha Securities Market. Under the terms of the partnership, the Qatar Exchange is adopting the latest NYSE Euronext trading and network technologies. We are providing certain management services to the Qatar Exchange at negotiated rates.

In 2009, NYSE Euronext agreed to contribute $200 million in cash to acquire a 20% ownership interest in the Qatar Exchange, $40 million of which was paid upon closing on June 19, 2009, with two additional $40 million payments made in June 2010 and June 2011. The agreement required the remaining $80 million to be paid in two equal installments annually in June 2012 and June 2013.

In September 2012, NYSE Euronext and the State of Qatar reached an agreement to reduce NYSE Euronext’s ownership in the Qatar Exchange in consideration of the termination of the remaining two $40 million installment payments. As of June 30, 2013, NYSE Euronext owned 12% of the Qatar Exchange.

Corpedia

On June 22, 2012, NYSE Euronext completed the acquisition of Corpedia, a U.S.-based provider of ethics and compliance e-learning and consultative services.

Fixnetix

On March 7, 2012, NYSE Euronext acquired approximately 25% of the outstanding shares of Fixnetix Limited, a U.K.-based service provider of ultra-low latency data provision, co-location, trading services and risk controls for more than 50 markets worldwide.

Other Transactions

NYSE Blue™

On February 18, 2011, we formed NYSE Blue through the combination of APX, Inc. and our 60% stake in BlueNext SA (“BlueNext”), with NYSE Euronext as the majority owner of NYSE Blue. In 2011, NYSE Euronext incurred a $42 million charge in connection with BlueNext’s settlement of a tax matter with the French tax authorities of which 40%, or $17 million, was contributed by Caisse des Dépôts (“CDC”). On April 5, 2012, NYSE Blue was unwound, resulting in NYSE Euronext taking back ownership of its 60% stake in BlueNext and relinquishing its interest in APX, Inc.

Prior to the completion of this unwind, NYSE Euronext consolidated the results of operations and financial condition of NYSE Blue (which included the results of BlueNext and APX, Inc.). Following this unwind, NYSE Euronext only consolidated the results of operations and financial condition of BlueNext.

In October 2012, NYSE Euronext and CDC Climat, a subsidiary of CDC, who own 60% and 40% of BlueNext, respectively, voted in favor of the closure of this entity. Operations of BlueNext have ceased as of December 5, 2012. The impact of these transactions was not material to the condensed consolidated financial statements.

NYSE Amex Options

On June 29, 2011, NYSE Euronext completed the sale of a significant equity interest in NYSE Amex Options, one of our two U.S. options exchanges, to seven external investors, Bank of America Merrill Lynch, Barclays Capital, Citadel Securities, Citi, Goldman Sachs, TD AMERITRADE and UBS. NYSE Euronext remains the largest shareholder in the entity and manages the day-to-day operations of NYSE Amex Options, which operates under the supervision of a separate board of directors and a dedicated chief executive officer. NYSE Euronext consolidates this entity for financial reporting purposes.

As part of the agreement, the external investors have received an equity instrument which is tied to their individual contribution to the options exchange’s success. Under the terms of the agreement, the external investors have the option to require NYSE Euronext to repurchase a portion of the instrument on an annual basis over the course of five years starting in 2011. The amount NYSE Euronext is required to purchase under this arrangement is capped each year at between 5% and 15% of the total outstanding shares of NYSE Amex Options. During the second quarter of 2013, the external investors put approximately 10% of the total outstanding shares of NYSE Amex Options back to NYSE Euronext. NYSE Euronext recognized the full redemption value, i.e. fair value, of this instrument as mezzanine equity and classified the related balance as “Redeemable noncontrolling interest” in the condensed consolidated statements of financial condition.

LCH.Clearnet / ICE Clear Europe Limited

ICE Clear Europe Limited (“ICE Clear”), a company incorporated under the laws of England and Wales and an affiliate of ICE, entered into a Clearing and Financial Intermediary Services Agreement, dated December 20, 2012, with LIFFE Administration and Management (“LIFFE”), an affiliate of NYSE Euronext (the “Agreement”), pursuant to which ICE Clear provides LIFFE central counterparty clearing services and LIFFE provides certain financial intermediary services for LIFFE derivatives products. On July 1, 2013, responsibility for the clearing of the London market of NYSE Liffe transitioned from NYSE Liffe Clearing (LCH.Clearnet Ltd) to ICE Clear. Under the terms and subject to the conditions of the Agreement, ICE Clear is the exclusive provider of central counterparty clearing services for all LIFFE derivatives products existing at July 1, 2013.

On January 28, 2013, LCH.Clearnet SA, the Paris-based clearing house of LCH.Clearnet Group, and affiliates of NYSE Euronext executed a six year clearing contract with respect to NYSE Euronext’s continential European cash equity markets. The agreement will run through 2018. The new contract replaces the existing contract that was due to end on December 31, 2013 for cash equity transactions. The contract, among other things, enables LCH.Clearnet SA to further reduce clearing fees for clearing members. Fees went from €0.05 under the prior contract to €0.04 under the new contract for blue chip stocks.

Note 3—Restructuring

As a result of streamlining certain business processes, NYSE Euronext has launched various severance plans in the U.S. and Europe. The following is a summary of the severance charges recognized in connection with these plans, utilization of the accrual through June 30, 2013 and the remaining accrual as of June 30, 2013 (in millions):

	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate/ Eliminations	Total
Balance as of December 31, 2012	$1	$9	$3	$1	$14
Employee severance and related benefits	10	1	4	—	15
Severance and benefit payments	(9)	(4)	(3)	(1)	(17)
Currency translation	(1)	—	—	—	(1)

Balance as of June 30, 2013	$1	$6	$4	$—	$11

The severance charges are included in merger expenses and exit costs in the condensed consolidated statements of operations. Based on current severance dates and the accrued severance at June 30, 2013, NYSE Euronext expects to pay these amounts throughout 2013 and into 2014.

Note 4—Segment Reporting

NYSE Euronext operates under three reportable segments: Derivatives, Cash Trading and Listings, and Information Services and Technology Solutions. We evaluate the performance of our operating segments based on revenue and operating income. We have aggregated all of our corporate costs, including the costs of operating as a public company, within “Corporate/ Eliminations.”

The following is a description of our reportable segments:

Derivatives consist of the following in NYSE Euronext’s global businesses:

•	providing access to trade execution in derivatives products, options and futures;

•	providing certain clearing services for derivative products; and

•	selling and distributing market data and related information.

Cash Trading and Listings consist of the following in NYSE Euronext’s global businesses:

•	providing access to trade execution in cash trading;

•	providing settlement of transactions in certain European markets;

•	obtaining new listings and servicing existing listings;

•	selling and distributing market data and related information; and

•	providing regulatory services.

Information Services and Technology Solutions consist of the following in NYSE Euronext’s global businesses:

•	operating sellside and buyside connectivity networks for our markets and for other major market centers and market participants in the United States, Europe and Asia;

•	providing trading and information technology software and solutions;

•	selling and distributing market data and related information to data subscribers for proprietary data products; and

•	providing multi-asset managed services and expert consultancy to exchanges and liquidity centers.

Summarized financial data of our reportable segments is as follows (in millions):

Three months ended June 30,	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate/ Eliminations	Total
2013
Revenues	$285	$596	$114	$—	$995
Operating income (loss)	100	125	24	(42)	207
2012
Revenues	$240	$626	$119	$1	$986
Operating income (loss)	78	120	23	(27)	194

Six months ended June 30,	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Corporate/ Eliminations	Total
2013
Revenues	$578	$1,154	$226	$—	$1,958
Operating income (loss)	202	235	46	(74)	409
2012
Revenues	$469	$1,228	$240	$1	$1,938
Operating income (loss)	156	233	45	(75)	359

Note 5—Earnings and Dividend Per Share

The following is a reconciliation of the basic and diluted earnings per share computations (in millions, except per share data):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net income	$178	$131	$309	$222
Net (income) loss attributable to noncontrolling interest	(5)	(6)	(10)	(10)

Net income attributable to NYSE Euronext	$173	$125	$299	$212

Shares of common stock and common stock equivalents: Weighted average shares used in basic computation	243	252	243	255
Dilutive effect of: Employee stock options and restricted stock units	1	1	1	1

Weighted average shares used in diluted computation	244	253	244	256

Basic earnings per share attributable to NYSE Euronext	$0.71	$0.50	$1.23	$0.83
Diluted earnings per share attributable to NYSE Euronext	$0.71	$0.49	$1.22	$0.83
Dividends per common share	$0.30	$0.30	$0.60	$0.60

As of June 30, 2013 and 2012, 4.2 million and 4.8 million restricted stock units, respectively, and options to purchase zero and 0.2 million shares of common stock, respectively, were outstanding. For the three and six months ended June 30, 2013, there were 0.2 million and 0.4 million awards, respectively, excluded from the diluted earnings per share computation because their effect would have been anti-dilutive. For the three and six months ended June 30, 2012, there were 1.0 million and 1.7 million awards, respectively, excluded from the diluted earnings per share computation because their effect would have been anti-dilutive.

At June 30, 2013, all of our outstanding restricted stock unit awards are treated as equity-settled awards as a result of the shareholders’ approval of the amended stock incentive plan on April 25, 2013.

Note 6—Pension and Other Benefit Programs

The components of net periodic (benefit) expense are set forth below (in millions):

	Pension Plans		SERP Plans		Postretirement Benefit Plans
Three months ended June 30,	2013	2012	2013	2012	2013	2012
Service cost	$1	$—	$—	$—	$—	$—
Interest cost	10	11	1	—	2	2
Expected return on assets	(15)	(14)	—	—	—	—
Actuarial loss	4	3	1	1	1	—

Net periodic cost	$—	$—	$2	$1	$3	$2

	Pension Plans		SERP Plans		Postretirement Benefit Plans
Six months ended June 30,	2013	2012	2013	2012	2013	2012
Service cost	$2	$1	$—	$—	$—	$—
Interest cost	20	22	2	1	4	4
Expected return on assets	(30)	(27)	—	—	—	—
Actuarial loss	8	6	1	1	2	1

Net periodic cost	$—	$2	$3	$2	$6	$5

During the three and six months ended June 30, 2013, NYSE Euronext contributed $18 million and $31 million, respectively, to its pension plans. During the three and six months ended June 30, 2012, NYSE Euronext contributed $21 million and $37 million, respectively, to its pension plans. Based on current actuarial assumptions, NYSE Euronext does not anticipate any additional funding to its pension plans in 2013.

Note 7—Goodwill and Other Intangible Assets

The change in the net carrying amount of goodwill by reportable segments was as follows (in millions):

	Derivatives	Cash Trading and Listings	Information Services and Technology Solutions	Total
Balance as of January 1, 2013	$2,313	$1,476	$374	$4,163
Acquisitions	—	—	—	—
Currency translation and other	(122)	(11)	(3)	(136)

Balance as of June 30, 2013	$2,191	$1,465	$371	$4,027

The following table presents the details of the intangible assets as of June 30, 2013 and December 31, 2012 (in millions):

Balance as of June 30, 2013	Assigned value	Accumulated amortization	Useful Life (in years)
National securities exchange registrations	$4,886	$—	Indefinite
Customer relationships	845	285	7 to 20
Trade names and other	187	60	7 to 20

Other intangible assets	$5,918	$345

Balance as of December 31, 2012	Assigned value	Accumulated amortization	Useful Life (in years)
National securities exchange registrations	$5,042	$—	Indefinite
Customer relationships	876	269	7 to 20
Trade names and other	191	57	7 to 20

Other intangible assets	$6,109	$326

For the three and six months ended June 30, 2013, amortization expense for the intangible assets was approximately $15 million and $30 million, respectively. For the three and six months ended June 30, 2012, amortization expense for the intangible assets was approximately $17 million and $32 million, respectively.

The estimated future amortization expense of acquired purchased intangible assets as of June 30, 2013 was as follows (in millions):

Year ending December 31,
Remainder of 2013 (from July 1st through December 31st)	$28
2014	58
2015	58
2016	58
2017	58
Thereafter	427

Total	$687

Note 8—Fair Value of Financial Instruments

NYSE Euronext accounts for certain financial instruments at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification. The Fair Value Measurements and Disclosures Topic defines fair value, establishes a fair value hierarchy on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of financial instruments is determined using various techniques that involve some level of estimation and judgment, the degree of which is dependent on the price transparency and the complexity of the instruments.

In accordance with the Fair Value Measurements and Disclosures Topic, NYSE Euronext has categorized its financial instruments measured at fair value into the following three-level fair value hierarchy based upon the level of judgment associated with the inputs used to measure the fair value:

•	Level 1: Inputs are unadjusted quoted prices for identical assets or liabilities in an active market that NYSE Euronext has the ability to access. Generally, equity and other securities listed in active markets and investments in publicly traded mutual funds with quoted market prices are reported in this category.

•	Level 2: Inputs are either directly or indirectly observable for substantially the full term of the assets or liabilities. Generally, municipal bonds, certificates of deposits, corporate bonds, mortgage securities, asset backed securities and certain derivatives are reported in this category. The valuation of these instruments is based on quoted prices or broker quotes for similar instruments in active markets.

•	Level 3: Some inputs are both unobservable and significant to the overall fair value measurement and reflect management’s best estimate of what market participants would use in pricing the asset or liability. Generally, assets and liabilities carried at fair value and included in this category are certain structured investments, derivatives, commitments and guarantees that are neither eligible for Level 1 nor Level 2 due to the valuation techniques used to measure their fair value. The inputs used to value these instruments are both observable and unobservable and may include NYSE Euronext’s own projections.

If the inputs used to measure the financial instruments fall within different levels of the fair value hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. A review of the fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs may result in a reclassification for certain financial assets or liabilities.

The following table presents NYSE Euronext’s fair value hierarchy of those assets and liabilities measured at fair value on a recurring basis as of June 30, 2013 and December 31, 2012 (in millions):

	As of June 30, 2013
	Level 1	Level 2	Level 3	Total
Financial Investments
Mutual Funds (SERP/SESP)(1)	$27	$—	$—	$27
Foreign exchange derivative contracts	—	—	—	—

Total Financial investments	$27	$—	$—	$27
Other assets
Equity investments(2)	$31	$—	$—	$31
Liabilities
Foreign exchange derivative contracts	$—	$3	$—	$3

	As of December 31, 2012
	Level 1	Level 2	Level 3	Total
Financial Investments
Mutual Funds (SERP/SESP)(1)	$41	$—	$—	$41
Foreign exchange derivative contracts	—	2	—	2

Total Financial investments	$41	$2	$—	$43
Other assets
Equity investments(2)	$66	$—	$—	$66
Liabilities
Foreign exchange derivative contracts	$—	$3	$—	$3

(1)	Equity and fixed income mutual funds held for the purpose of providing future payments of Supplemental Executive Retirement Plan (SERP) and Supplemental Executive Savings Plan (SESP).
(2)	Equity investments represent our investment in Multi Commodity Exchange (“MCX”) of India, which has been recorded at fair value using its quoted market price.

The fair value of our long-term debt instruments, categorized as Level 2, was approximately $2.1 billion as of June 30, 2013. The carrying value of all other financial assets and liabilities approximates fair value.

Note 9—Derivatives and Hedges

NYSE Euronext may use derivative instruments to hedge financial risks related to its financial position or risks that are otherwise incurred in the normal course of its operations. NYSE Euronext does not use derivative instruments for speculative purposes and enters into derivative instruments only with counterparties that meet high creditworthiness and rating standards. NYSE Euronext records derivatives and hedges in accordance with Subtopic 65 in the Derivatives and Hedging Topic of the FASB Accounting Standards Codification.

NYSE Euronext records all derivative instruments at fair value on the condensed consolidated statement of financial condition. Certain derivative instruments are designated as hedging instruments under fair value hedging relationships, cash flow hedging relationships or net investment hedging relationships. Other derivative instruments remain undesignated. The details of each designated hedging relationship are formally documented at the inception of the relationship, including the risk management objective, hedging strategy, hedged item, specific risks being hedged, derivative instrument, how effectiveness is being assessed and how ineffectiveness, if any, will be measured. The hedging instrument must be highly effective in offsetting the changes in cash flows or fair value of the hedged item and the effectiveness is evaluated quarterly on a retrospective and prospective basis.

The following presents the aggregated notional amount and the fair value of NYSE Euronext’s derivative instruments reported on the condensed consolidated statement of financial condition as of June 30, 2013 (in millions):

	Notional Amount	Fair Value of Derivative Instruments
June 30, 2013		Asset(1)	Liability(2)
Derivatives not designated as hedging instruments
Foreign exchange contracts	$681	$—	$3
Derivatives designated as hedging instruments
Foreign exchange contracts	104	—	—

Total derivatives	$785	$—	$3

(1)	Included in “Financial investments” in the condensed consolidated statements of financial condition.
(2)	Included in “Short term debt” in the condensed consolidated statements of financial condition.

The following presents the aggregated notional amount and the fair value of NYSE Euronext’s derivative instruments reported on the condensed consolidated statement of financial condition as of December 31, 2012 (in millions):

	Notional Amount	Fair Value of Derivative Instruments
December 31, 2012		Asset(1)	Liability(2)
Derivatives not designated as hedging instruments
Foreign exchange contracts	$838	$2	$1
Derivatives designated as hedging instruments
Foreign exchange contracts	153	—	2

Total derivatives	$991	$2	$3

(1)	Included in “Financial investments” in the condensed consolidated statements of financial condition.
(2)	Included in “Short term debt” in the condensed consolidated statements of financial condition.

Pre-tax gains and losses on derivative instruments designated as hedging items under net investment hedging relationship recognized in other comprehensive income for the three and six months ended June 30, 2013 and 2012 were as follows (in millions):

	Gain/(loss) recognized in other comprehensive income
	Three months ended	Six months ended
	June 30, 2013
Derivatives designated as hedging instrument
Foreign exchange contracts	$2	$1

	Gain/(loss) recognized in other comprehensive income
	Three months ended	Six months ended
	June 30, 2012
Derivatives designated as hedging instrument
Foreign exchange contracts	$(7)	$(3)

The ineffective portion of the pre-tax gains and losses on derivative instruments designated as hedged items under net investment hedging relationship for the three and six months ended June 30, 2013 and 2012 were insignificant.

Pre-tax gains and losses recognized in income on derivative instruments not designated in hedging relationship for the three and six months ended June 30, 2013 and 2012 were as follows (in millions):

	Gain/(loss) recognized in income
	Three months ended	Six months ended
	June 30, 2013
Derivatives not designated as hedging instrument
Foreign exchange contracts	$(2)	$(4)

	Gain/(loss) recognized in income
	Three months ended	Six months ended
	June 30, 2012
Derivatives not designated as hedging instrument
Foreign exchange contracts	$(5)	$(5)

For the six months ended June 30, 2013, NYSE Euronext had foreign exchange contracts in place with tenors of less than 4 months in order to hedge various financial positions. Certain contracts were designated as hedging instruments under the Derivatives and Hedging Topic. As of June 30, 2013, NYSE Euronext had €390 million ($508 million) euro/U.S. dollar contracts outstanding, £142 million (€167 million) sterling/euro and £15 million ($23 million) sterling/U.S. dollar foreign exchange contracts outstanding which together has a combined negative fair value of $3 million. These instruments mature in July 2013 and October 2013.

Pre-tax net losses or gains on non-derivative net investment hedging relationships recognized in “Other comprehensive income” for the three and six months ended June 30, 2013 were a $16 million loss and a $15 million gain, respectively. Pre-tax net gains on non-derivative net investment hedging relationships recognized in “Other comprehensive income” for the three and six months ended June 30, 2012 were $67 million and $31 million, respectively.

For the six months ended June 30, 2013, NYSE Euronext had no derivative instruments in either fair value hedging relationships or cash flow hedging relationships.

Note 10—Commitments and Contingencies

For the six months ended June 30, 2013, NYSE Euronext incorporates herein by reference the discussion set forth in Note 16 (“Commitments and Contingencies—Legal Matters”) to Item 8 of the Form 10-K filed by NYSE Euronext for the year ended December 31, 2012, and Note 10 (“Commitments and Contingencies”) of the Form 10-Q filed by NYSE Euronext for the three months ended March 31, 2013, and no other matters were reportable during the period.

Shareholder Lawsuits

On May 10, 2013 a hearing was held in the Delaware Court of Chancery on the Delaware plaintiffs’ application for a preliminary injunction. At the conclusion of the hearing, the Chancery Court denied the motion in a transcript ruling, finding that the plaintiffs had demonstrated no likelihood of success on the merits and no prospect of irreparable harm, and that the balance of the equities weighed decidedly against the issuance of an injunction. On June 13, 2013, the Federal plaintiff voluntarily dismissed the Federal Action. The New York Consolidated Action and the Delaware Action remain pending.

ICE and NYSE Euronext believe the allegations in the complaints in all of the above actions are without merit, and will continue to defend against them vigorously. NYSE Euronext does not believe that an estimate of a reasonably possible range of loss can currently be made in connection with the above matters, given the inherent uncertainty and the preliminary stage of these matters.

In addition to the matters described above, NYSE Euronext is from time to time involved in various legal proceedings and responds to inquiries from its regulators that arise in the ordinary course of its business. NYSE Euronext records accrued liabilities for litigation and regulatory matters when those matters represent loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. When a loss contingency is not both probable and estimable, NYSE Euronext does not establish an accrued liability. As a litigation or regulatory matter develops, NYSE Euronext evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. NYSE Euronext does not believe, based on currently available information, that the results of any of these various proceedings will have a material adverse effect on its financial statements as a whole.

Note 11—Income taxes

For the three months ended June 30, 2013 and 2012, our effective tax rate was 8.7% and 20.6%, respectively. For the six months ended June 30, 2013 and 2012, our effective tax rate was 15.6% and 26.2%, respectively.

NYSE Euronext’s effective tax rate was lower than the statutory rate primarily due to higher earnings generated from foreign operations, where the applicable foreign jurisdiction tax rate is lower than the statutory rate and the release of reserves following a favorable settlement reached with certain European tax authorities during the three months ended June 30, 2013.

Note 12—Related Party Transactions

LCH.Clearnet

See Note 2—Strategic Investments and Divestitures—for a discussion of our relationship with LCH.Clearnet.

During the three months ended June 30, 2013, NYSE Euronext sold a portion of its stake in LCH.Clearnet Group Limited resulting in a $10 million gain, included in “Net gain on disposal activities” in the condensed consolidated statements of operations. As of June 30, 2013, NYSE Euronext had a 2.3% stake in LCH.Clearnet Group Limited’s outstanding share capital and the right to appoint one director to its board of directors.

Qatar

See Note 2—Strategic Investments and Divestitures—for a discussion of our relationship with Qatar.

New York Portfolio Clearing (“NYPC”)

NYPC, NYSE Euronext’s joint venture with The Depository Trust & Clearing Corporation (“DTCC”), became operational in the first quarter of 2011. NYPC clears fixed income derivatives traded on NYSE Liffe US and will have the ability to provide clearing services for other exchanges and Derivatives Clearing Organizations in the future. NYPC uses NYSE Euronext’s clearing technology, TRS/CPS, to process and manage cleared positions and post-trade position transfers. DTCC’s Fixed Income Clearing Corporation provides capabilities in risk management, settlement, banking and reference data systems. As of June 30, 2013, NYSE Euronext had a minority ownership interest in, and board representation on, DTCC.

The following presents revenues derived and expenses incurred from these related parties (in millions):

	Three months ended June 30,		Six months ended June 30,
Income (expenses)	2013	2012	2013	2012
LCH.Clearnet	$(12)	$(11)	$(23)	$(22)
Qatar	1	1	1	1
NYPC	—	1	1	2